Filed pursuant to Rule 424(b)(7)
Registration No. 333-214447

PROSPECTUS SUPPLEMENT

10,000,000 Common Units

Western Midstream Partners, LP

Common Units Representing Limited Partner Interests

The selling unitholder identified in this prospectus supplement is selling an aggregate of 10,000,000 common units (the “Common Units”) representing limited partner interests in Western Midstream Partners, LP (the “Partnership,” “WES,” “we,” “our” or “us”). We will not receive any proceeds from the sale of the Common Units by the selling unitholder in this offering.

Our Common Units are traded on the New York Stock Exchange (“NYSE”) under the symbol “WES.” The last reported sales price of our Common Units on the NYSE on March 19, 2021 was $18.44 per unit.

Investing in our securities involves risks. Limited partner interests are inherently different from capital stock of a corporation. See “Risk Factors” beginning on page S-7 of this prospectus supplement and on page 2 of the accompanying base prospectus and the other risk factors incorporated by reference into this prospectus supplement and the accompanying base prospectus.

The underwriter has agreed to purchase the Common Units from the selling unitholder at a price of $17.25 per Common Unit.

The underwriter may offer our Common Units in transactions on the NYSE, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices. See “Underwriting.” The selling unitholder has granted the underwriter the option to purchase up to an aggregate of 1,500,000 additional Common Units at the public offering price less underwriting discounts and commissions. See “Selling Unitholder” beginning on page S-21.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the Common Units will be made on or about March 25, 2021 through the book-entry facilities of the Depository Trust Company.

BofA Securities

The date of this prospectus supplement is March 22, 2021

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

The first part of this document is the prospectus supplement, which describes the specific terms of this offering. The second part of this document is the accompanying base prospectus, which provides more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about the offering varies between this prospectus supplement and the accompanying base prospectus, the information in this prospectus supplement supersedes the information in the base prospectus.

Any statement made in this prospectus or in a document incorporated or deemed incorporated by reference into this prospectus will be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained in or incorporated by reference into this prospectus or in any other subsequently filed document that also is incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read “Where You Can Find More Information” on page S-49 of this prospectus supplement.

We have not, nor have the selling unitholder or the underwriter, authorized any person to provide you with any information or represent anything about us other than what is contained in this prospectus supplement, the accompanying base prospectus, and any free writing prospectus prepared by us or on our behalf relating to this offering. We, the selling unitholder and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. This prospectus does not constitute an offer to sell any securities other than the securities offered hereunder. We are not, and neither the selling unitholder nor the underwriter is, offering to sell the Common Units, or seeking offers to buy the Common Units, in any jurisdiction where such offers and sales are not permitted or to any person to whom it is unlawful to make such an offer. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus, or any free writing prospectus is accurate as of any date other than the respective dates of such documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the applicable document incorporated by reference. Our business, financial condition, results of operations, and prospects may have changed since those respective dates.

Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus supplement and the accompanying base prospectus by reference to our reports filed with the Securities and Exchange Commission (the “SEC”). Please read “Where You Can Find More Information” in this prospectus supplement and in the accompanying base prospectus. You are urged to read this prospectus supplement and the accompanying base prospectus carefully, including “Risk Factors,” and the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus in their entirety before investing in the Common Units.

In making an investment decision, prospective investors must rely on their own examination of the Partnership and the terms of the offering, including the merits and risks involved. Prospective investors should not construe anything in this prospectus as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to purchase the securities under applicable laws and regulations.

Unless the context otherwise requires, the information in this prospectus supplement assumes that the underwriter will not exercise its option to purchase additional Common Units.

Throughout this prospectus supplement, when we use the terms “we,” “us,” “our” or the “Partnership,” we are referring to Western Midstream Partners, LP (“WES”), in its individual capacity, or to Western Midstream Partners, LP and its subsidiaries collectively, as the context requires. References in this prospectus supplement to “Occidental” refer to Occidental Petroleum Corporation and its subsidiaries, including Western Midstream Holdings, LLC, the general partner of WES, which is a wholly owned subsidiary of Occidental.

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As of February 28, 2019, WES changed its name from Western Gas Equity Partners, LP to Western Midstream Partners, LP. The accompanying base prospectus, which is dated December 14, 2016, refers to the old name of Western Gas Equity Partners, LP; accordingly, all references to Western Gas Equity Partners, LP in the accompanying base prospectus shall be deemed to refer to Western Midstream Partners, LP.

References throughout this prospectus supplement to our “partnership agreement” refer to that certain Second Amended and Restated Agreement of Limited Partnership of WES, dated as of December 31, 2019, as amended.

Industry and Market Data

This prospectus supplement incorporates by reference, and the accompanying base prospectus or any applicable free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus supplement, the accompanying base prospectus or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus supplement, the accompanying base prospectus and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus supplement and the accompanying base prospectus. Accordingly, investors should not place undue reliance on this information.

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SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus supplement, the accompanying base prospectus, and the documents incorporated herein and therein by reference for a more complete understanding of this offering. Please read “Risk Factors” beginning on page S-7 of this prospectus supplement and on page 2 of the accompanying base prospectus and the other risk factors incorporated by reference into this prospectus supplement and the accompanying base prospectus for information regarding risks you should consider before investing in the Common Units.

Western Midstream Partners, LP

Overview

WES is a Delaware limited partnership formed in 2012 to acquire, own, develop, and operate midstream energy assets. We own or have investments in assets located in Texas, New Mexico, the Rocky Mountains (Colorado, Utah and Wyoming), and North-central Pennsylvania. We are a midstream energy company organized as a publicly traded partnership engaged in the business of gathering, compressing, treating, processing, and transporting natural gas; gathering, stabilizing, and transporting condensate, natural gas liquids (“NGLs”), and crude oil; and gathering and disposing of produced water. In our capacity as a natural-gas processor, we also buy and sell natural gas, NGLs, and condensate on behalf of ourselves and as an agent for our customers under certain contracts.

Our Assets

As of December 31, 2020, we wholly owned and operated 17 gathering systems, including five produced-water disposal systems, 39 treating facilities, 25 natural-gas processing plants/trains, two NGLs pipelines, five natural-gas pipelines, and three crude oil pipelines. In addition, we owned interests in three non-operated gathering systems, two operated gathering systems, three operated treating facilities, three operated natural gas processing plants/trains, and one crude oil pipeline, with separate equity interests accounted for under the equity method in one gathering system, five natural gas processing plants/trains, five NGLs pipelines, one natural gas pipeline, and four crude oil pipelines.

Recent Developments

Impact of Winter Weather

In February 2021, the U.S. experienced winter storm Uri, bringing extreme cold temperatures, ice and snow to the central U.S., including Texas, and, in March 2021, Colorado experienced a historic blizzard. Winter storm Uri adversely affected our volumes for approximately ten days and the blizzard in Colorado likewise disrupted our assets in that state. While the overall financial impact of the storms is still being calculated, we expect these weather events will have a negative impact on our results of operations for the quarter ended March 31, 2021, including a reduction in our net income of between $25 million and $30 million and a reduction in our Adjusted EBITDA (as defined in our Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement and the accompanying base prospectus) of between $25 million and $30 million. The estimated impact of the adverse winter weather on our operations and financial results may change and those changes may be material. Any additional inclement weather in the future, or other adverse conditions, including resolution of litigation and other legal disputes and the COVID-19 pandemic and resulting mitigation factors, may have an adverse impact on our operations and financial results. Please see “Risk Factors” beginning on page S-7 of this prospectus supplement and on page 2 of the accompanying base prospectus and the other risk factors incorporated by reference into this prospectus supplement and the accompanying base prospectus.

Long-Term Incentive Plan

On March 22, 2021, our general partner’s board of directors approved the Western Midstream Partners, LP 2021 Long-Term Incentive Plan (the “LTIP”). On March 22, 2021, affiliates of Occidental, which collectively held a majority of our outstanding total Common Units as of that date, approved the LTIP by written consent in lieu of a special meeting of our unitholders. The LTIP provides for the grant of unit options, unit appreciation rights, restricted units, phantom units, other unit-based awards, cash awards, a unit award or a substitute award to employees and directors of us and our general partner. The number of Common Units that may be delivered pursuant to vested awards under the LTIP is 9.5 million Common Units. We intend to mail an information statement to unitholders of record of the Partnership as of March 22, 2021 to notify them of Occidental’s action by written consent and the terms of the LTIP. The LTIP will become effective 20 calendar days after the date the information statement is mailed to our unitholders.

Our Principal Offices and Internet Address

Our principal executive offices are located at 9950 Woodloch Forest Drive, Suite 2800, The Woodlands, Texas 77380, and our telephone number is (832) 636-1009. Our website is located at http://www.westernmidstream.com. The information on our website is not part of this prospectus supplement or the accompanying base prospectus. See “Where You Can Find More Information” beginning on page S-49 of this prospectus supplement and on page 21 of the accompanying base prospectus.

The Offering

Issuer	Western Midstream Partners, LP

Common Units offered by the selling unitholder	10,000,000 Common Units (or 11,500,000 Common Units if the underwriter’s option to purchase additional Common Units is exercised in full).

Option to purchase additional Common Units	The selling unitholder has granted the underwriter a 30-day option to purchase up to an aggregate of 1,500,000 additional Common Units.

Common Units outstanding before and after this offering	413,062,133 Common Units.

Use of proceeds	We will not receive any proceeds from the sale of Common Units by the selling unitholder in this offering. See “Use of Proceeds.”

Cash distributions	Our partnership agreement requires that we distribute all of our available cash with respect to any quarter (beyond proper reserves as defined in our partnership agreement) to our general partner and the unitholders of record on the applicable record date within 55 days following such quarter’s end. The amount of available cash generally is all cash on hand at the end of the quarter, plus, at the discretion of our general partner, working capital borrowings made subsequent to the end of such quarter, less the amount of cash reserves established by our general partner to provide for the proper conduct of our business, including reserves to fund future capital expenditures; to comply with applicable laws, debt instruments, or other agreements; or to provide funds for unitholder distributions for any one or more of the next four quarters. On January 18, 2021, our Board of Directors declared a cash distribution of $0.311 per Common Unit for the fourth quarter of 2020. The distribution was paid on February 12, 2021 to unitholders of record at the close of business on February 1, 2021. The amount of distributions paid, if any, and the decision to make any distribution will be determined by our general partner, taking into consideration the terms of our partnership agreement.

Cash distributions in respect of the first quarter of 2021 have not been declared or paid. Because this offering is expected to close before the record date for the cash distribution, if any, with respect to the first quarter of 2021, purchasers in this offering will be entitled to receive the first quarter of 2021 distribution so long as they are holders of record on the record date for such distribution.

Material U.S. federal income tax consequences	For a discussion of certain material U.S. federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read

“Material U.S. Federal Income Tax Considerations” in this prospectus supplement.

Agreement to be bound by our partnership agreement	By purchasing a Common Unit, you will be admitted as a unitholder of the Partnership and will be deemed to have agreed to be bound by all of the terms of our partnership agreement.

Listing and trading	Our Common Units are traded on the NYSE under the symbol “WES.”

Risk Factors	Investing in our Common Units involves risks. Before making an investment in the Common Units offered hereby, you should read “Risk Factors” beginning on page S-7 of this prospectus supplement and on page 2 of the accompanying base prospectus together with the documents and other cautionary statements contained or incorporated by reference herein or therein.

RISK FACTORS

An investment in our Common Units involves a high degree of risk. Specifically, limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses. Before you invest in our Common Units, you should carefully consider the risk factors set forth below and the information included under “Risk Factors” on page 2 of the accompanying base prospectus, in our most recent Annual Report on Form 10-K and any subsequently filed Current Reports on Form 8-K prior to the completion of this offering, each as incorporated by reference into this prospectus supplement and the accompanying base prospectus, together with all of the other information included in this prospectus supplement, including the risks and uncertainties discussed below under “Forward-Looking Statements,” the accompanying base prospectus and the documents we incorporate by reference herein or therein, in evaluating an investment in our Common Units.

If any of these risks were to occur, our business, financial condition, results of operations or cash flow could be materially adversely affected and you could lose all or part of your investment. In that case, our ability to make distributions to our unitholders may be reduced, the trading price of our securities could decline and you could lose all or part of your investment. The risks described herein and those incorporated by reference into this prospectus supplement and the accompanying base prospectus are not the only ones facing us. Additional risks not presently known to us or which we currently consider immaterial also may adversely affect us.

Risk Inherent in Our Business

We are dependent on Occidental for over 50% of our revenues related to the natural gas, crude oil, NGLs, and produced water that we gather, treat, process, transport, and/or dispose. A material reduction in Occidental’s production that is gathered, treated, processed, transported or disposed of by our assets would result in a material decline in our revenues and cash available for distribution.

We rely on Occidental for over 50% of our revenues related to the natural gas, crude oil, NGLs, and produced water that we gather, treat, process, transport, and/or dispose. For the year ended December 31, 2020, 66% of total revenues and other, 41% of our throughput for natural-gas assets (excluding equity-investment throughput), 88% of our throughput for crude-oil and NGLs assets (excluding equity-investment throughput), and 87% of our throughput for produced-water assets were attributable to production owned or controlled by Occidental. Occidental may decrease its production in the areas serviced by us and is under no contractual obligation to maintain its production volumes dedicated to us pursuant to the terms of our applicable gathering agreements. The loss of a significant portion of production volumes supplied by Occidental would result in a material decline in our revenues and our cash available for distribution. In addition, Occidental may determine that drilling activity in areas other than our areas of operation is strategically more attractive. A shift in Occidental’s focus away from our areas of operation could result in reduced throughput on our systems and a material decline in our revenues and cash available for distribution.

Because we are dependent on Occidental as our largest customer and the owner of our general partner, any development that materially and adversely affects Occidental’s operations, financial condition, or market reputation could have a material and adverse impact on us. Material adverse changes at Occidental could restrict our access to capital, make it more expensive to access the capital markets, or increase the costs of our borrowings.

We are dependent on Occidental as our largest customer and the owner of our general partner, and we expect to derive significant revenue from Occidental for the foreseeable future. As a result, any event, whether in our area of operations or otherwise, that adversely affects Occidental’s production, financial condition, leverage, market reputation, liquidity, results of operations, or cash flows may adversely affect our revenues and cash available for distribution. Accordingly, we are indirectly subject to the business risks of Occidental, including, but not limited to, the volatility of oil and natural-gas prices, the availability of capital on favorable terms to fund Occidental’s exploration and development activities, the political and economic uncertainties associated with Occidental’s foreign operations, transportation-capacity constraints, and shareholder activism.

Further, we are subject to the risk of non-payment or non-performance by Occidental, including with respect to our gathering and transportation agreements. For example, we are currently involved in a dispute with Occidental regarding the calculation of the cost of service under a gathering contract related to our Wattenberg gathering system. If such dispute is resolved in a manner adverse to us, such resolution could have a negative impact on our financial condition and results of operations, including a reduction in rates and a non-cash charge to earnings. In addition, we cannot predict the extent to which Occidental’s business would be impacted if conditions in the energy industry were to deteriorate further, nor can we estimate the impact such conditions would have on Occidental’s ability to perform under our gathering and transportation agreements with Occidental. Accordingly, any material non-payment or non-performance by Occidental could reduce our ability to make distributions to our unitholders.

Any material limitations to our ability to access capital as a result of adverse changes at Occidental could limit our ability to obtain future financing on favorable terms, or at all, or could result in increased financing costs in the future. Similarly, material adverse changes at Occidental could adversely impact our unit price, thereby limiting our ability to raise capital through equity issuances or debt financing, or adversely affect our ability to engage in or expand or pursue our business activities, and also prevent us from engaging in certain transactions that might otherwise be considered beneficial to us.

See Occidental’s reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the SEC (which are not, and shall not be deemed to be, incorporated by reference herein), for a full discussion of the risks associated with Occidental’s business.

Occidental’s ownership of our general partner may result in conflicts of interest.

Occidental’s ownership of our general partner may result in conflicts of interest. The directors and officers of our general partner and its affiliates have duties to manage our general partner in a manner that is beneficial to Occidental. At the same time, our general partner has duties to manage us in a manner that is beneficial to our unitholders. Therefore, our general partner’s duties to us may conflict with the duties of its officers and directors to Occidental. As a result of these conflicts of interest, our general partner may favor the interests of Occidental or its owners or affiliates over the interest of our unitholders.

Our future prospects depend on Occidental’s growth strategy, midstream operational philosophy, and drilling program, including the level of drilling and completion activity by Occidental on acreage dedicated to us. Additional conflicts also may arise in the future associated with future business opportunities that are pursued by Occidental and us. For example, Occidental is not prohibited from owning assets or engaging in businesses that directly or indirectly compete with us.

On December 31, 2019, we entered into a set of agreements that will facilitate our ability to operate more independently from Occidental. Our separation from Occidental entails risks and uncertainties that may have a material adverse effect on our business, financial condition, results of operations, or cash available for distribution to our unitholders.

The difficulties of creating a stand-alone structure include, among other things, implementing operational and administrative technology systems, maintaining effective internal controls, replicating a regulatory compliance infrastructure, and hiring, training and retaining qualified personnel, the loss of which could reduce our competitiveness and prospects for future success. Attention to such organizational activities could also divert management’s attention from our existing business.

If any of these risks or other unanticipated liabilities or costs were to materialize, then desired benefits from our efforts to become independent from Occidental may not materialize. Such difficulties may have a material adverse effect on our business, financial condition, results of operations, or cash available for distribution to our unitholders.

Any future credit-rating downgrade could negatively impact our cost of and ability to access capital.

Our costs of borrowing and ability to access the capital markets are affected by market conditions and the credit rating assigned to Western Midstream Operating, LP’s (“WES Operating”) debt by the major credit rating agencies. As of December 31, 2020, WES Operating’s long-term debt was rated “BB” by Standard and Poor’s (“S&P”), “BB” by Fitch Ratings, and “Ba2” by Moody’s Investors Service (“Moody’s”). In 2020, WES Operating’s credit ratings were downgraded below investment grade by Fitch, S&P, and Moody’s. As a result of these downgrades, financing costs under WES Operating’s $2.0 billion senior unsecured revolving credit facility (the “RCF”) increased. Additionally, WES Operating currently has $3.4 billion of outstanding senior notes that provide for increased interest rates following downgrade events. For example, the 2020 downgrades to WES Operating’s credit ratings resulted in a $43.0 million increase to WES Operating’s annualized borrowing costs attributable to the aforementioned senior notes. Additional downgrades to WES Operating’s credit ratings will further increase its borrowing costs.

Any future downgrades in WES Operating’s credit ratings could adversely affect WES Operating’s ability to issue debt in the public debt markets and negatively impact our cost of capital, future interest costs, and ability to effectively execute aspects of our business strategy. Future credit-rating downgrades also could trigger obligations to provide financial assurance of our performance under certain contractual arrangements. We may be required to post collateral in the form of letters of credit or cash as financial assurance of our performance under certain contractual arrangements, such as pipeline transportation contracts and NGLs and gas-sales contracts. At December 31, 2020, there were $5.1 million in letters of credit or cash-provided assurance of our performance under contractual arrangements with credit-risk-related contingent features.

Sustained low natural-gas, NGLs, or oil prices could adversely affect our business.

Sustained low natural-gas, NGLs, or oil prices impact natural-gas and oil exploration and production activity levels and can result in a decline in the production of hydrocarbons over the medium to long term, resulting in reduced throughput on our systems. Such declines also potentially affect the ability of our vendors, suppliers, and customers to continue operations. As a result, sustained lower natural-gas and crude-oil prices could have a material adverse effect on our business, results of operations, financial condition, and our ability to pay cash distributions to our unitholders.

In general terms, the prices of natural gas, oil, condensate, NGLs, and other hydrocarbon products fluctuate in response to changes in supply and demand, market uncertainty, and a variety of additional factors that are beyond our control. For example, market prices for natural gas have declined substantially from the highs achieved in 2008 and have remained depressed for several years. More recently, the COVID-19 pandemic and resulting mitigation measures also are having an adverse impact on global economic conditions, and are contributing to a significant decline in demand for oil, NGLs, and natural gas, resulting in lower commodity prices that will negatively impact our and our customers’ financial outlooks and activity levels.

Because of the natural decline in production from existing wells, our success depends on our ability to compete for new sources of oil and natural-gas throughput, which is dependent on certain factors beyond our control. Any decrease in the volumes that we gather, process, treat, and transport could affect our business and operating results adversely.

The volumes that support our business are dependent on, among other things, the level of production from natural-gas and oil wells connected to our gathering systems and processing and treating facilities. This production will naturally decline over time. As a result, our cash flows associated with production from these wells also will decline over time. To maintain or increase throughput levels on our systems, we must obtain new sources of oil and natural-gas throughput. The primary factors affecting our ability to obtain sources of oil and natural-gas throughput include (i) the level of successful drilling activity near our systems, (ii) our ability to compete for volumes from successful new wells to the extent such wells are not dedicated to our systems, and (iii) our ability to capture volumes currently gathered or processed by third parties. Our industry is highly competitive, and we compete with similar companies in our areas of operation. In addition, our customers, including Occidental, may develop their own midstream systems in lieu of using ours.

While Occidental has dedicated production from certain of its properties to us, we have no control over the level of drilling activity in our areas of operation, the amount of reserves associated with wells connected to our systems, or the rate at which production declines. We also have no control over producers or their drilling or production decisions, which are affected by, among other things, the availability and cost of capital, prevailing and projected commodity prices, demand for hydrocarbons, levels of reserves, geological considerations, governmental regulations, the availability of drilling rigs, and other production and development costs. Sustained reductions in exploration or production activity in our areas of operation would lead to reduced utilization of our gathering, processing, and treating assets.

Because of these factors, producers (including Occidental) may be deterred from developing known oil and natural-gas reserves existing in areas served by our assets. Moreover, Occidental may not develop the acreage it has dedicated to us. If competition or reductions in drilling activity result in our inability to maintain the current levels of throughput on our systems, it could reduce our revenue and impair our ability to make cash distributions to our unitholders.

The global outbreak of COVID-19 may have an adverse impact on our operations and financial results.

The global outbreak of COVID-19 poses significant risks to our business and to the markets in which we operate. Many of our facilities require our field personnel to be on location to ensure safe and efficient operations. If a significant percentage of our workforce is unable to work, due to illness or travel or other COVID-19-related restrictions, we may experience significant operational disruptions or inefficiencies and a heightened risk of safety and environmental incidents. Any such developments could materially and adversely affect our earnings, cash flows, and ability to make cash distributions to our unitholders.

Additionally, many of our employees have been and may in the future be subject to pandemic-related work-from-home requirements, which stress the capabilities of our information technology systems, including those relating to system security; disrupt normal channels of intracompany communications and key business processes; and heighten the risk of cyber-security threats and operational, health, or safety-related incidents at our facilities. For these reasons, limited working arrangements and other related restrictions may impact our operations and management effectiveness and may introduce, or increase the likelihood of, material risks to our business, operations, productivity, and results of operations.

The amount of cash we have available for distribution to holders of our Common Units depends primarily on our cash flows rather than on our profitability, and we may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to pay distributions at previously announced levels to holders of our Common Units (“Common Unitholders”), or at all, even during periods in which we record net income.

The amount of cash we have available for distribution primarily depends on our cash flows and not solely on profitability as determined by U.S. generally accepted accounting principles (“GAAP”), which will be affected by non-cash items. As a result, we may make cash distributions for periods in which we record losses for financial accounting purposes and may not make cash distributions for periods in which we record net earnings for financial accounting purposes.

We may not have sufficient available cash from operating surplus each quarter to enable us to pay distributions at currently announced levels. The amount of cash we can distribute on our Common Units principally depends on the amount of cash we generate from our operations, which will fluctuate from quarter to quarter.

During 2020, we significantly reduced the quarterly cash distribution on our Common Units and also took measures to reduce full-year 2020 capital expenditures. These cash-preservation measures are intended to enhance our financial strength for the duration of the COVID-19 macroeconomic disruption and the weakened commodity-price environment; however, the duration and severity of this pandemic and concomitant economic downturn remains uncertain. There can be no assurance that these announced actions will be adequate to preserve our financial health for the required duration and additional actions, including additional per-unit distribution reductions, may be necessary to manage through the current environment. Furthermore, any cash we preserve from delaying or abandoning capital projects will necessarily delay or eliminate future returns we hoped to generate from previously planned projects, which may meaningfully impact our ability to generate long-term revenue and cash-flow growth. Also, our decision to preserve cash by reducing our quarterly distribution to Common Unitholders may diminish the long-term value of our Common Units and limit our ability, or increase the cost of, accessing future equity capital necessary to fund our business or to preserve our balance sheet.

We are exposed to the credit risk of third-party customers, and any material non-payment or non-performance by these parties, including with respect to our gathering, processing, transportation, and disposal agreements, could reduce our ability to make distributions to our Common Unitholders.

On some of our systems, we rely on third-party customers for substantially all of our revenues related to those assets. The loss of a portion or all of these customers’ contracted volumes, as a result of competition, creditworthiness, inability to negotiate extensions, replacements of contracts, or otherwise, could reduce our ability to make cash distributions to our Common Unitholders. Further, to the extent any of our third-party customers is in financial distress or enters bankruptcy proceedings, the related customer contracts may be renegotiated at lower rates or altogether rejected. For example, on April 29, 2020, we received notice that Sanchez Energy Corporation (“Sanchez”) is attempting to reject a number of midstream and downstream agreements with commercial counterparties, including Sanchez’s Springfield gathering agreements and agreements obligating Sanchez to deliver the gas volumes gathered by the Springfield system to our Brasada processing plant. If the attempted rejection is successful, our South Texas assets could be impaired and our earnings, cash flows from operations, and ability to make cash distributions to our Common Unitholders could be materially and adversely impacted.

Implementation of Colorado Senate Bill 19-181 may increase costs and limit oil and natural-gas exploration and production operations in the state, which could have a material adverse effect on our customers in Colorado and significantly reduce demand for our services in the state.

On April 16, 2019, Senate Bill 19-181 was signed into law in Colorado. The new legislation reforms oversight of oil and natural-gas exploration and production activities in the state. The mission of the Colorado Oil and Gas Conservation Commission (“COGCC”) has changed from fostering energy development in the state to regulating the industry in a manner that is protective of public health and safety and the environment. The new legislation also authorizes Colorado cities and counties to assume an increased role in regulating oil and natural-gas operations within their jurisdictions in a manner that may be more stringent than state-level rules, and a few local governments have passed temporary moratoria on new oil and natural-gas projects until local governments have passed their own rules implementing the new law. The composition of the COGCC commissioners also has been changed under the new law, with the COGCC adding a commissioner with public health expertise. On November 23, 2020, the COGCC finalized sweeping new rules to align the commission’s new mission set forth in Senate Bill 19-181. Some of the changes include doubling setbacks to a minimum of 2,000 feet for schools or childcare centers, enacting a prohibition on routine flaring or venting, and increased protections for wildlife. The COGCC also approved measures to address cumulative impacts by developing a new program with the Colorado Department of Public Health and Environment, and the complete overhaul of the existing permitting procedures to create a unified permitting process. The new rules went into effect on January 15, 2021. Implementation of this new law and the COGCC’s new rules could limit operations as a result of delays by the state in issuing new drilling permits, and result in increased operational costs, which could have a material adverse effect on our customers in Colorado, which in turn could reduce statewide demand for our midstream services significantly.

Changes in laws or regulations regarding hydraulic fracturing could result in increased costs, operating restrictions, or delays in the completion of oil and natural-gas wells, which could decrease the need for our gathering and processing services.

While we do not conduct hydraulic fracturing, our oil and natural-gas exploration and production customers do conduct such activities. Hydraulic fracturing is an essential and common practice used by many of our customers to stimulate production of natural gas and oil from dense subsurface rock formations such as shales. Hydraulic fracturing is typically regulated by state oil and natural-gas commissions, but several federal agencies, including the U.S. Environmental Protection Agency (the “EPA”) and the Bureau of Land Management, also have asserted regulatory authority over, proposed or promulgated regulations governing, and conducted investigations relating to certain aspects of the hydraulic-fracturing process.

At the state level, some states have adopted, and others are considering adopting, legal requirements that could impose more stringent disclosure, permitting, or well-construction requirements on hydraulic-fracturing operations, and states could elect to prohibit high-volume hydraulic fracturing altogether, following the approach taken by the State of New York. Local governments also may seek to adopt ordinances within their jurisdictions regulating the time, place, and manner of drilling activities in general or hydraulic-fracturing activities in particular. If new or more-stringent federal, state, or local legal restrictions, prohibitions or regulations, or ballot initiatives relating to the hydraulic-fracturing process are adopted in areas where our oil and natural-gas exploration and production customers operate, those customers could incur potentially significant added costs to comply with such requirements and experience delays or curtailment in the pursuit of exploration, development, or production activities, which could reduce demand for our gathering and processing services. Moreover, increased regulation of the hydraulic-fracturing process also could lead to greater opposition to, and litigation over, oil and natural-gas production activities using hydraulic-fracturing techniques. Any one or more of these developments could have a material adverse effect on our business, financial condition, and results of operations.

Adoption of new or more stringent legal standards relating to induced seismic activity associated with produced-water disposal could affect our operations.

We dispose of produced water generated from oil and natural-gas production operations. The legal requirements related to the disposal of produced water into a non-producing geologic formation by means of underground injection wells are subject to change based on concerns of the public or governmental authorities, including concerns relating to recent seismic events near injection wells used for the disposal of produced water. In response to such concerns, regulators in some states have imposed, or are considering imposing, additional requirements in the permitting of produced-water disposal wells or are otherwise investigating the existence of a relationship between seismicity and the use of such wells. These developments could result in additional regulation and restrictions on our use of injection wells to dispose of produced water, including a possible shut down of wells, which could have a material adverse effect on our business, financial condition, and results of operations.

Adverse developments in our geographic areas of operation could disproportionately impact our business, results of operations, financial condition, and ability to make cash distributions to our Common Unitholders.

Our business and operations are concentrated in a limited number of producing areas. Due to our limited geographic diversification, adverse operational developments, regulatory or legislative changes, or other events in an area in which we have significant operations could have a greater impact on our business, results of operations, financial condition, and ability to make cash distributions to our Common Unitholders than if our operations were more diversified.

Our indebtedness may limit our ability to capitalize on acquisitions and other business opportunities or our flexibility to obtain financing.

The operating and financial restrictions and covenants in the indentures governing our publicly traded notes (collectively, the “Notes”) or the credit agreement governing our RCF, and any future financing arrangements could restrict our ability to finance future operations or capital needs or to expand or pursue business activities associated with our subsidiaries and equity investments. See Part II, Item 7 of our Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement and the accompanying base prospectus, for a further discussion of the terms of the RCF and Notes.

Furthermore, our indebtedness and related debt-service costs could impair our ability to obtain additional financing, reduce funds available for operations and business opportunities, make us more vulnerable to competitive pressures or market downturns, and limit our financial and operational flexibility.

Our ability to service our debt will depend on, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory, and other factors, some of which are beyond our control. If our operating results are not sufficient to service indebtedness in the future, we will be forced to take actions such as reducing distributions; reducing or delaying our business activities, acquisitions, investments, or capital expenditures; selling assets; or seeking additional equity capital. We may not be able to execute any of these actions on satisfactory terms or at all.

We may not be able to obtain funding on acceptable terms or at all. This may hinder or prevent us from meeting our future capital needs.

Global financial markets and economic conditions have been, and continue to be, volatile, especially for companies involved in the oil and gas industry. The repricing of credit risk and the recent relatively weak industry conditions have made, and will likely continue to make, it difficult for some entities to obtain funding. In addition, as a result of concerns about the stability and solvency of some of our counterparties, the cost of obtaining financing from the credit markets generally has increased as many lenders and institutional investors have increased required rates of return, enacted tighter lending standards, refused to provide funding on terms similar to the borrower’s current debt, and reduced, or in some cases, ceased to provide funding to borrowers. Further, we may be unable to obtain adequate funding under the RCF if our lending counterparties become unable to meet their funding obligations. Due to these factors, we cannot be certain that funding will be available if needed and to the extent required on acceptable terms. If funding is not available when needed, or is available only on unfavorable terms, we may be unable to execute our business plans, complete acquisitions or otherwise take advantage of business opportunities, or respond to competitive pressures, any of which could have a material adverse effect on our financial condition, results of operations, cash flows, and ability to make cash distributions to our Common Unitholders.

Our failure to maintain an adequate system of internal control over financial reporting could adversely affect our ability to accurately report our results.

Management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. A material weakness is a deficiency, or a combination of deficiencies, in our internal controls that result in a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Effective internal control is necessary for us to provide reliable financial reports and deter and detect any material fraud. If we cannot provide reliable financial reports or prevent material fraud, our reputation and operating results will be harmed. Our efforts to develop and maintain our system of internal controls and to remediate material weaknesses in our controls may not be successful, and we may be unable to maintain adequate control over our financial processes and reporting in the future, including future compliance with the obligations under Section 404 of the Sarbanes-Oxley Act of 2002. Any failure to develop or maintain effective controls, or difficulties encountered in their implementation or other effective improvement of our internal controls, could harm our operating results. Ineffective internal control also could cause investors to lose confidence in our reported financial information.

Our business could be negatively affected by security threats, including cyber-threats, and other disruptions.

We face various security threats, including cyber-threats to the security of our facilities and infrastructure, attempts to gain unauthorized access to sensitive information or to render data or systems unusable, and terrorist acts. Additionally, destructive forms of protests by activists and other disruptions, including acts of sabotage or eco-terrorism, against oil and natural-gas-related activities could potentially result in damage or injury to persons, property, or the environment, or lead to extended interruptions of our or our customers’ operations. Our implementation of procedures and controls to monitor and mitigate security threats and to increase security for our facilities, infrastructure, and information may result in increased costs. There can be no assurance that such procedures and controls will be sufficient to prevent security breaches from occurring.

Cyber-attacks, in particular, are becoming more sophisticated and include malicious software intended to gain unauthorized access to data and systems, electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information, and corruption of data. For example, the gathering, processing, treating, and transportation of natural gas from our gathering systems, processing facilities, and pipelines are dependent on communications among our facilities and with third-party systems that may be delivering natural gas into or receiving natural gas and other products from our facilities. Disruption of those communications, whether caused by cyber-attacks or otherwise, may disrupt our ability to deliver natural gas and control these assets.

There is no assurance that we will not suffer material losses from future cyber-attacks, and as such threats continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate or remediate any cyber vulnerabilities. Any terrorist or cyber-attack against, or other disruption of, our assets or computer systems could have a material adverse effect on our business, results of operations, financial condition, and our ability to make cash distributions to our Common Unitholders.

We typically do not obtain independent evaluations of hydrocarbon reserves connected to our systems. Therefore, in the future, throughput on our systems could be less than we anticipate.

We typically do not obtain independent evaluations of hydrocarbon reserves connected to our systems. Accordingly, we do not have independent estimates of total reserves connected to our systems or the anticipated life of such reserves. If the total reserves or estimated life of the reserves connected to our systems are less than we anticipate, or the timeline for the development of reserves is greater than we anticipate, and we are unable to secure additional sources of oil and natural gas, there could be a material adverse effect on our business, results of operations, financial condition, and our ability to make cash distributions to our Common Unitholders.

Our results of operations could be adversely affected by asset impairments.

If commodity prices remain depressed or decline further, and producer activity reduces accordingly, we may be required to write down the value of our midstream properties if the estimated future cash flows from these properties fall below their respective net book values. Because we are a related party of Occidental, the assets we previously acquired from Anadarko Petroleum Corporation (“Anadarko”) were recorded at Anadarko’s carrying value prior to the transaction. Accordingly, we may be at an increased risk for impairments because the initial book values of a substantial portion of our assets do not have a direct relationship with, and in some cases could be significantly higher than, the consideration paid to acquire such assets. See the discussion of material impairments in Note 9—Property, Plant, and Equipment in the Notes to Consolidated Financial Statements under

Part II, Item 8 of our Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement and the accompanying base prospectus.

If third-party pipelines or other facilities interconnected to our gathering, transportation, treating, or processing systems become partially or fully unavailable, or if the volumes we gather or transport do not meet the quality requirements of such pipelines or facilities, our revenues and cash available for distribution could be adversely affected.

Our gathering, transportation, treating, and processing systems are connected to other pipelines or facilities, the majority of which are owned by third parties. The continuing operation of such third-party pipelines or facilities is not within our control. If any of these pipelines or facilities becomes unable to transport, treat, store, or process crude oil, natural gas, or NGLs, or if the volumes we gather or transport do not meet the quality requirements of such pipelines or facilities, our revenues and cash available for distribution could be adversely affected. For example, during the market disruptions caused by the outbreak of COVID-19, there were concerns that domestic oil-storage capacity could reach operational limits. If such an event had occurred, our customers might have shut-in field production due to limited downstream-takeaway alternatives or resulting wellhead economics. If production is shut-in for these or for other reasons, affected producers may become insolvent or seek to avoid their contractual obligations with us, in which case, our earnings, cash flows from operations, and ability to make cash distributions to our Common Unitholders could be materially and adversely impacted.

A change in the jurisdictional characterization of some of our assets by federal, state, or local regulatory agencies or a change in policy by those agencies could result in increased regulation of our assets, which could cause our revenues to decline and operating expenses to increase.

We believe that our gas-gathering systems meet the traditional tests that the Federal Energy Regulatory Commission (“FERC”) has used to determine if a pipeline is a gas-gathering pipeline and is, therefore, not subject to FERC jurisdiction. FERC, however, has not made any determinations with respect to the jurisdictional status of any of these gas-gathering systems. The distinction between FERC-regulated transmission services and federally unregulated gathering services has been the subject of ongoing litigation and, over time, FERC policy concerning which activities it regulates and which activities are excluded from its regulation has changed. State regulation of gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements and complaint-based rate regulation. In recent years, FERC has regulated the gas-gathering activities of interstate pipeline transmission companies more lightly, which has resulted in a number of such companies transferring gathering facilities to unregulated affiliates. As a result of these activities, natural-gas gathering may begin to receive greater regulatory scrutiny at the state and federal levels.

FERC makes jurisdictional determinations for natural-gas gathering and liquids lines on a case-by-case basis. The classification and regulation of our pipelines are subject to change based on future determinations by FERC, the courts, or the U.S. Congress. A change in the jurisdictional characterization of some of our assets by federal, state, or local regulatory agencies or a change in policy by those agencies could result in increased regulation of our assets, which could cause our revenues to decline and operating expenses to increase. For additional information, read Regulation of Operations–Natural-Gas Gathering Pipeline Regulation under Items 1 and 2 of our Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement and the accompanying base prospectus.

Adoption of new or more stringent climate-change or other air-emissions legislation or regulations restricting emissions of Greenhouse Gases (“GHGs”) or other air pollutants could negatively impact us, our producer customers, or downstream customers by increasing operating costs and reducing volumetric throughput on our systems due to reduced demand for the gathering, processing, compressing, treating, and transporting services we provide.

The threat of climate change continues to attract considerable attention in the United States and foreign countries. Numerous proposals have been made and could continue to be made at the international, national, regional, and state levels of government to monitor and limit emissions of GHGs, as well as to restrict or eliminate such future emissions. Further, new legislation, policies, or regulations may inhibit development plans of our producer customers, which could result in lower volumes transported across our assets. Changes to climate-change or other air-emissions laws and regulations, or reinterpretations of enforcement or other guidance with respect thereto, that govern the areas in which we operate may impact our operations negatively by increasing our compliance costs and the compliance costs of our customers. In addition, in response to concerns related to climate change, companies in the fossil fuel sector may be exposed to increasing financial risks. Financial institutions, including investment advisors and certain sovereign wealth, pension and endowment funds, may elect in the future to shift some or all of their investment into non-fossil fuel related sectors. A material reduction in capital available to the energy industry could make it more difficult to secure funding for exploration, development, production, and transportation activities, which could result in decreased demand for our services, or difficulty in securing capital for new construction projects. For additional information, read “Environmental Matters” under Items 1 and 2 of our Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement and the accompanying base prospectus.

Federal and state legislative and regulatory initiatives relating to pipeline safety and integrity management that require the performance of ongoing assessments and implementation of preventive measures, the use of new or more-stringent safety controls or result in more-stringent enforcement of applicable legal requirements could subject us to increased capital costs, operational delays, and costs of operation.

Legislation adopted in recent years has resulted in more-stringent mandates for pipeline safety and has charged the Pipeline and Hazardous Materials Safety Administration (“PHMSA”) with developing and adopting regulations that impose increased pipeline-safety requirements on pipeline operators. For instance, pursuant to its authority under federal law, PHMSA has promulgated regulations requiring pipeline operators to develop and implement integrity-management programs for certain gas and hazardous liquid pipelines that, in the event of a pipeline leak or rupture, could affect high consequence areas, which are areas where a release could have the most significant adverse consequences, including high-population areas, certain drinking water sources, and unusually sensitive ecological areas. These regulations require the operators of covered pipelines to, among other things, perform ongoing assessments of pipeline integrity and implement preventive and mitigating actions. The imposition of new pipeline safety or integrity management requirements pursuant to existing federal laws or any issuance or reinterpretation of guidance by PHMSA or any state agencies with respect thereto could require us to install new or modified safety controls, pursue additional capital projects, or conduct maintenance programs on an accelerated basis, any or all of which could result in our incurring increased capital expenditures and operating costs that could have a material adverse effect on our results of operations or financial position. For additional information regarding PHMSA regulations, read Regulation of Operations—Natural-Gas Gathering Pipeline Regulation under Items 1 and 2 of our Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement and the accompanying base prospectus.

Additionally, while states are largely preempted by federal law from regulating pipeline safety for interstate lines, most are certified by PHMSA to assume responsibility for enforcing federal intrastate pipeline regulations and inspection of intrastate pipelines. In practice, because states can adopt stricter standards for intrastate pipelines than those imposed by the federal government for interstate lines, states vary considerably in their authority and capacity to address pipeline safety. Moreover, PHMSA and one or more state regulators, including the Texas Railroad Commission, have expanded the scope of their regulatory inspections in recent years to include certain in-plant equipment and pipelines found within NGLs fractionation facilities and associated storage facilities, to assess compliance with hazardous liquids pipeline safety requirements. To the extent that PHMSA and/or state regulatory agencies are successful in asserting their jurisdiction in this manner, midstream operators of NGLs fractionation facilities and associated storage facilities may be required to make operational changes or modifications at their facilities to meet standards beyond current OSHA and EPA requirements, where such changes or modifications may result in additional capital costs, possible operational delays, and increased costs of operation that, in some instances, may be significant.

Some portions of our pipeline systems have been in service for several decades, and we have a limited ownership history with respect to certain of our assets. There could be unknown events or conditions, or increased maintenance or repair expenses, and downtime associated with our pipelines that could have a material adverse effect on our business and results of operations.

Some portions of the pipeline systems that we operate were in service for many decades, prior to our purchase of these systems. Consequently, there may be historical occurrences or latent issues regarding our pipeline systems that our executive management may be unaware of and that may have a material adverse effect on our business and results of operations. The age and condition of our pipeline systems also could result in increased maintenance or repair expenditures, and any downtime associated with increased maintenance and repair activities could materially reduce our revenue. Any significant increase in maintenance and repair expenditures or loss of revenue due to the age or condition of our pipeline systems could adversely affect our business and results of operations.

We are subject to stringent and comprehensive environmental laws and regulations that may expose us to significant costs and liabilities.

Our operations are subject to stringent and comprehensive federal, tribal, state, and local environmental laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These environmental laws and regulations may impose numerous obligations that are applicable to our operations, including: (i) the acquisition of permits to conduct regulated activities; (ii) restrictions on the types, quantities, and concentrations of materials that can be released into the environment; (iii) limitations on the generation, management, and disposal of wastes; (iv) limitations or prohibitions of construction and operating activities in environmentally sensitive areas such as wetlands, urban areas, wilderness regions, and other protected areas; (v) requiring capital expenditures to limit or prevent releases of materials from our pipelines and facilities; and (vi) imposition of substantial restoration and remedial liabilities and obligations with respect to abandonment of facilities and for pollution resulting from our operations or existing at our owned or operated facilities. Numerous governmental authorities, such as the EPA and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly remedial or corrective actions. Failure to comply with these laws, regulations, and permits or any newly adopted legal requirements may result in the assessment of sanctions, including administrative, civil, and criminal penalties, the imposition of investigatory, remedial or corrective action obligations, the incurrence of capital expenditures, the occurrence of delays or cancellations in the permitting, development or expansion of projects, and the issuance of injunctions limiting or preventing some or all of our operations in particular areas.

We may incur significant environmental costs and liabilities in connection with our operations due to our handling of natural gas, crude oil, NGLs, and other petroleum products, because of pollutants from our operations emitted into ambient air or discharged or released into surface water or groundwater, and as a result of historical industry operations and waste-disposal practices. For example, an accidental release as a result of our operations could subject us to substantial liabilities arising from environmental cleanup and restoration costs, claims made by owners of the properties through which our gathering or transportation systems pass, neighboring landowners, and other third parties for personal injury, natural-resource and property damages, and fines or penalties for related violations of environmental laws or regulations. Joint and several strict liabilities may be incurred, without regard to fault, under certain of these environmental laws and regulations. In addition, stricter laws, regulations, or enforcement policies could increase our operational or compliance costs and the costs of any restoration or remedial actions that may become necessary, which could have a material adverse effect on our results of operations or financial condition. The adoption of any laws, regulations, or other legally enforceable mandates could increase our oil and natural-gas exploration and production customers’ operating and compliance costs and reduce the rate of production of oil or natural gas by operators with whom we have a business relationship, which could have a material adverse effect on our results of operations and cash flows.

Our construction of new assets may not result in revenue increases and is subject to regulatory, environmental, political, legal, and economic risks, which could adversely affect our results of operations and financial condition.

One of the ways we intend to grow our business is through the construction of new midstream assets. The construction of additions or modifications to our existing systems and the construction of new midstream assets involve numerous regulatory, environmental, political, and legal uncertainties that are beyond our control. These uncertainties also could affect downstream assets, which we do not own or control, but which are critical to certain of our growth projects. Delays in the completion of new downstream assets, or the unavailability of existing downstream assets, due to environmental, regulatory, or political considerations, could have an adverse impact on the completion or utilization of our growth projects. In addition, construction activities could be subject to state, county, and local ordinances that restrict the time, place, or manner in which those activities may be conducted. If we undertake these projects, they may not be completed on schedule, at the budgeted cost, or at all. In addition, our revenues may not increase immediately upon the expenditure of funds on a particular project. Moreover, we could construct facilities to capture anticipated future growth in production in a region in which such growth does not materialize.

We have partial ownership interests in several joint-venture legal entities that we do not operate or control. As a result, among other things, we may be unable to control the amount of cash we receive or retain from the operation of these entities, and we could be required to contribute significant cash to fund our share of joint-venture operations, which could affect our ability to distribute cash to our Common Unitholders adversely.

Our inability, or limited ability, to control the operations and/or management of joint-venture legal entities in which we have a partial ownership interest may result in our receiving or retaining less cash than we expect. We also may be unable, or limited in our ability, to cause any such entity to effect significant transactions such as large expenditures or contractual commitments, the construction or acquisition of assets, or the borrowing of money.

In addition, for the equity investments in which we have a minority ownership interest, we are unable to control ongoing operational decisions, including the incurrence of capital expenditures or additional indebtedness that we may be required to fund. Further, the other owners of our equity investments may establish reserves for working capital, capital projects, environmental matters, and legal proceedings, that would similarly reduce the amount of cash available for distribution. Any of the above could impact our ability to make cash distributions to our unitholders adversely.

Further, in connection with the acquisition of our membership interest in Chipeta Processing, LLC (“Chipeta”), we became party to the limited liability company agreement of Chipeta, as amended and restated as of July 23, 2009 (the “Chipeta LLC Agreement”). Among other things, the Chipeta LLC Agreement provides that, to the extent available, Chipeta will distribute available cash, as defined in the Chipeta LLC Agreement, to its members quarterly in accordance with those members’ membership interests. Accordingly, we are required to distribute a portion of Chipeta’s cash balances, which are included in the cash balances in our consolidated balance sheets, to the other Chipeta member.

We do not own all of the land on which our pipelines and facilities are located, which could result in disruptions to our operations.

We do not own all of the land on which our pipelines and facilities have been constructed, and we therefore are, subject to the possibility of more onerous terms and/or increased costs to retain necessary land use if we do not have valid rights-of-way or if such rights-of-way lapse or terminate. Any loss of rights with respect to our real property, through our inability to renew existing rights-of-way contracts or otherwise, could have a material adverse effect on our business, results of operations, financial position, and ability to make cash distributions to our Common Unitholders.

Our business involves many hazards and operational risks, some of which may not be fully covered by insurance. If a significant accident or event occurs for which we are not fully insured, our operations and financial results could be adversely affected.

Our operations are subject to all of the risks and hazards inherent in gathering, processing, compressing, treating, and transporting natural gas, crude oil, NGLs, and produced water, including (i) damage to our assets and surrounding properties by natural disasters or acts of terrorism; (ii) inadvertent damage from construction, farm, and utility equipment; (iii) leaks or losses of hydrocarbons or produced water; (iv) fires and explosions; and (v) other hazards that could also result in personal injury, loss of life, pollution, property or natural resource damages, and/or curtailment or suspension of operations. Our operations may also experience severe disruptions as a result of weather events. For example, in February 2021, winter storm Uri adversely affected our volumes for approximately ten days and a blizzard in Colorado disrupted our operations in that state, which had an adverse impact on our results of operations for the quarter ended March 31, 2021.

These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment, and pollution or other environmental or natural-resource damage. These risks also may result in curtailment or suspension of our operations. A natural disaster or other hazard affecting the areas in which we operate could have a material adverse effect on our operations. We are not fully insured against all risks that may occur in our business. In addition, although we are insured for environmental pollution resulting from environmental accidents that occur on a sudden and accidental basis, we may not be insured against all environmental accidents that might occur, some of which may result in toxic tort claims. If a significant accident or event occurs for which we are not fully insured, it could adversely affect our operations and financial condition. Furthermore, we may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies may substantially increase. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. Additionally, we may be unable to recover from prior owners of our assets, pursuant to certain indemnification rights, for potential environmental liabilities.

We are subject to increased scrutiny from institutional investors with respect to our governance structure and the social cost of our industry, which may adversely impact our ability to raise capital from such investors.

In recent years, certain institutional investors, including public pension funds, have placed increased importance on the implications and social cost of environmental, social, and governance (“ESG”) matters. ESG initiatives generally seek to divert investment capital from companies involved in certain industries or with disfavored governance structures. The energy industry as a whole has received the attention of such activists, as have companies with our partnership governance model.

Investors’ increased focus and activism related to ESG and similar matters may constrain our ability to raise capital. Any material limitations on our ability to access capital as a result of such scrutiny could limit our ability to obtain future financing on favorable terms, or at all, or could result in increased financing costs in the future. Similarly, such activism could negatively impact our unit price, limiting our ability to raise capital through equity issuances or debt financing, or could negatively affect our ability to engage in, expand or pursue our or its business activities, and could also prevent us from engaging in certain transactions that might otherwise be considered beneficial to us.

USE OF PROCEEDS

The selling unitholder identified in this prospectus supplement is selling all of the Common Units being sold in this offering, including any Common Units that may be sold in connection with the underwriter’s option to purchase additional Common Units. Accordingly, we will not receive any proceeds from the sale of the Common Units in this offering. We will bear all costs, fees and expenses in connection with this offering, except that the selling unitholder will pay the underwriting discounts and commissions. See “Selling Unitholder” and “Underwriting.”

SELLING UNITHOLDER

The information in this section supersedes and replaces the information under the caption “Selling Unitholder” in the accompanying base prospectus.

The following table presents information regarding the beneficial ownership (as determined under Section 13d-3 of the Exchange Act) by the selling unitholder of our Common Units, the Common Units that the underwriter has agreed to purchase from the selling unitholder and the Common Units subject to the underwriter’s option to purchase additional Common Units from the selling unitholder.

We have paid all expenses relating to the registration of the Common Units by the selling unitholder under the Securities Act of 1933, as amended (“Securities Act”), and will pay other offering expenses, except that the selling unitholder will pay all underwriting discounts and commissions. We will not receive any proceeds from the sale of the Common Units by the selling unitholder in this offering.

We prepared the following table based on information provided to us by the selling unitholder. We have not sought to verify such information.

Except as otherwise indicated, we believe that the selling unitholder has sole voting and dispositive power with respect to the Common Units indicated as beneficially owned.

Name of Selling Unitholder	Common Units Beneficially Owned Prior to Offering		Common Units Offered Hereby(3)	Common Units Beneficially Owned After Offering(1)		Additional Common Units Offered if Option to Purchase Additional Common Units is Exercised in Full	Common Units Beneficially Owned After Offering if Option to Purchase Additional Common Units is Exercised in Full
	Number	Percentage(2)		Number	Percentage(2)		Number	Percentage(2)
WGR Asset Holding Company LLC(4)	38,139,260	9.23%	10,000,000	28,139,260	6.81%	1,500,000	26,639,260	6.45%

(1)	Assumes that the selling unitholder disposes of all the Common Units offered by this prospectus supplement.
(2)	Based on 413,062,133 Common Units issued and outstanding as of March 19, 2021.
(3)	Assumes no exercise of the underwriter’s option to purchase additional Common Units.
(4)

The Common Units offered hereby are held of record by the selling unitholder. Occidental is the ultimate parent company of the selling unitholder. Occidental indirectly owns 100% of the issued and outstanding common stock of Anadarko, which indirectly owns 100% of the issued and outstanding limited liability company interests of the selling unitholder and Western Midstream Holdings LLC, our general partner. In addition, certain other wholly owned subsidiaries of Occidental and Anadarko hold an aggregate of 176,142,318 Common Units, consisting of (i) 161,319,520 Common Units held by Western Gas Resources, Inc. (“WGRI”), (ii) 457,849 Common Units held by APC Midstream Holdings, LLC (“AMH”) and (iii) 14,364,949 Common Units held by Anadarko USH1 Corporation. Each of Occidental and Anadarko may, therefore, be deemed to beneficially own the Common Units held by the selling unitholder, WGRI, AMH and Anadarko USH1 Corporation. For more information on the beneficial ownership of our Common Units and our relationship with the selling unitholder and Occidental, see our Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement and the accompanying base prospectus, including the sections thereof entitled “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters,” “Certain Relationships and Related Transactions, and Director Independence” and “WES and WES Operating’s Relationship with Occidental Petroleum Corporation.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The tax consequences to you of an investment in our Common Units will depend in part on your own tax circumstances. This section should be read in conjunction with the risk factors included under the caption “Tax Risks to Common Unitholders” in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement and the accompanying base prospectus. This section is a summary of the material U.S. federal income tax consequences that may be relevant to prospective Common Unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Western Midstream Partners, LP and our operating subsidiaries.

The following discussion does not comment on all federal income tax matters affecting us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and foreign persons eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Units being taken into account in an applicable financial statement and persons deemed to sell their Common Units under the constructive sale provisions of the Internal Revenue Code. In addition, the discussion only comments, to a limited extent, on state, local, and foreign tax consequences. Accordingly, we encourage each prospective Common Unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of Common Units and potential changes in applicable laws, including the impact of the recently enacted U.S. tax legislation.

No ruling has been requested from the Internal Revenue Service (the “IRS”) regarding our characterization as a partnership for tax purposes. Instead, we will rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for our Common Units, including the prices at which our Common Units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of U.S. federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us.

Notwithstanding the above, and for the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose Common Units are loaned to a short seller to cover a short sale of Common Units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”); (ii) whether all aspects of our method for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”); and (iii) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the processing, transportation and marketing of certain minerals and natural resources, including crude oil, natural gas and other products of a type that are produced in a petroleum refinery or natural gas processing plant, the retail and wholesale marketing of propane, the transportation of propane and natural gas liquids, certain related hedging activities, certain activities that are intrinsic to other qualifying activities, and our allocable share of our subsidiaries’ income from these sources. Other types of qualifying income include interest (other than from a financial business), dividends, real property rents, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 2% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

The IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below that:

•	we will be classified as a partnership for federal income tax purposes; and

•	each of our subsidiaries, except as otherwise identified to Latham & Watkins LLP, will be treated as a partnership or will be disregarded as an entity separate from us for federal income tax purposes.

In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Latham & Watkins LLP has relied include:

•

neither we nor any of our subsidiaries, other than those identified as such to Latham & Watkins LLP, have elected or will elect to be treated, or is otherwise treated, as a corporation for federal income tax purposes; and

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for each taxable year, more than 90% of our gross income has been and will be income of the type that Latham & Watkins LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

We believe that these representations have been true in the past, are true as of the date hereof and expect that these representations will continue to be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets.

Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his Common Units, or taxable capital gain, after the unitholder’s tax basis in his Common Units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the Common Units.

The discussion below is based on Latham & Watkins LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders of Western Midstream Partners, LP will be treated as partners of Western Midstream Partners, LP for federal income tax purposes. Also, unitholders whose Common Units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their Common Units will be treated as partners of Western Midstream Partners LP for federal income tax purposes.

A beneficial owner of Common Units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those Common Units for federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”

Income, gains, losses or deductions would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to the tax consequences to them of holding Common Units. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Western Midstream Partners, LP for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections,” we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions

Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his Common Units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the Common Units, taxable in accordance with the rules described under “—Disposition of Common Units.” Any reduction in a unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional Common Units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his Common Units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation, recapture and/or substantially appreciated “inventory items,” each as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units

A unitholder’s initial tax basis for his Common Units will be the amount he paid for the Common Units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income, by any increases in his share of our nonrecourse liabilities and, on the disposition of a Common Unit, by his share of certain items related to business interest not yet deductible by him due to applicable limitations. Please read “—Limitations on Interest Deductions.” That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities, by his share of our excess business interest (generally, the excess of our business interest over the amount that is deductible) and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will generally have a share of our nonrecourse liabilities based on his share of our profits. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses

The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations), to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A Common Unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such Common Unitholder’s tax basis in his Common Units. Upon the taxable disposition of a Common Unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his Common Units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his Common Units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the Common Units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded partnerships, or the unitholder’s salary, active business or other income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

An additional loss limitation may apply to certain of our unitholders for taxable years beginning after December 31, 2020, and before January 1, 2026. A non-corporate unitholder will not be allowed to take a deduction for certain excess business losses in such taxable years. An excess business loss is the excess (if any) of a taxpayer’s aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation or any deduction allowable for net operating losses, qualified business income or capital losses) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses (subject to certain limitations in the case of capital gains) plus a threshold amount. The current threshold amount is equal to $262,000, or $524,000 for taxpayers filing a joint return. Any losses disallowed in a taxable year due to the excess business loss limitation may be used by the applicable unitholder in the following taxable year if certain conditions are met. Unitholders to which this excess business loss limitation applies will take their allocable share of our items of income, gain, loss and deduction into account in determining this limitation. This excess business loss limitation will be applied to a non-corporate unitholder after the passive loss limitations and may limit such unitholders’ ability to utilize any losses we generate allocable to such unitholder that are not otherwise limited by the basis, at-risk and passive loss limitations described above.

Limitations on Interest Deductions

Our ability to deduct interest paid or accrued on indebtedness properly allocable to a trade or business, “business interest,” may be limited in certain circumstances. Should our ability to deduct business interest be limited, the amount of taxable income allocated to our unitholders in the taxable year in which the limitation is in effect may increase. However, in certain circumstances, a unitholder may be able to utilize a portion of a business interest deduction subject to this limitation in future taxable years. Prospective unitholders should consult their tax advisors regarding the impact of this business interest deduction limitation on an investment in our Common Units.

In addition, the deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a Common Unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections

If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated first to our general partner until the aggregate net partnership income allocated to our general partner for the current and previous taxable periods equals the aggregate net losses allocated to our general partner for previous taxable periods and second, among our general partner and our Common Unitholders in accordance with their percentage interests in us. If we have a net loss, that loss will be allocated first to our general partner and our Common Unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts, as adjusted for certain items in accordance with applicable Treasury Regulations and second, to our general partner.

Specified items of our income, gain, loss and deduction will be allocated to account for any difference between the tax basis and fair market value of any property contributed to us that exists at the time of such contribution, referred to in this discussion as the “Contributed Property.” The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing Common Units from us in an offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of the offering. In the event we issue additional Common Units or engage in certain other transactions in the future, “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to all of our unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts (subject to certain adjustments), if negative capital accounts (subject to certain adjustments) nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate such negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Latham & Watkins LLP is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales

A Common Unitholder whose Common Units are loaned to a “short seller” to cover a short sale of Common Units may be considered as having disposed of those Common Units. If so, he would no longer be treated for tax purposes as a partner with respect to those Common Units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those Common Units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those Common Units would be fully taxable; and

•	while not entirely free from doubt, all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose Common Units are loaned to a short seller to cover a short sale of Common Units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their Common Units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax Rates

Currently, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 37% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. Such rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax (NIIT) is imposed on certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins for such taxable year. The U.S. Department of the Treasury and the IRS have issued Treasury Regulations that provide guidance regarding the NIIT. Prospective Common Unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our Common Units.

For taxable years beginning after December 31, 2017, and ending on or before December 31, 2025, a non-corporate unitholder is entitled to a deduction equal to 20% of its “qualified business income” attributable to us, subject to certain limitations. For purposes of this deduction, a unitholder’s “qualified business income” attributable to us is equal to the sum of:

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the net amount of such unitholder’s allocable share of certain of our items of income, gain, deduction and loss (generally excluding certain items related to our investment activities, including capital gains and dividends, which are subject to a federal income tax rate of 20%); and

•

any gain recognized by such unitholder on the disposition of his Common Units to the extent such gain is attributable to certain Section 751 assets, including depreciation recapture and “inventory items” we own.

Prospective unitholders should consult their tax advisors regarding the application of this deduction and its interaction with the overall deduction for qualified business income.

Section 754 Election

We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a Common Unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply with respect to a person who purchases Common Units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (i) his share of our tax basis in our assets (“common basis”) and (ii) his Section 743(b) adjustment to that basis.

We have adopted the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “—Uniformity of Units.”

We depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property that is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Uniformity of Units.” A unitholder’s tax basis for his Common Units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate such unitholder’s basis in his Common Units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Common Units—Recognition of Gain or Loss.” Latham & Watkins LLP is unable to opine as to whether our method for taking into account Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of Common Units might be increased without the benefit of additional deductions.

Subject to certain limitations, a Section 743(b) of the Internal Revenue Code adjustment may create additional depreciable basis that is eligible for bonus depreciation under Section 168(k) of the Internal Revenue Code to the extent the adjustment is attributable to depreciable property and not to goodwill or real property. However, because we may not be able to determine whether transfers of our units satisfy all of the eligibility requirements and due to other limitations regarding administrability, we may elect out of the bonus depreciation provisions of Section 168(k) of the Internal Revenue Code with respect to basis adjustments under Section 743(b) of the Internal Revenue Code.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer. Generally, a built-in loss is substantial if (i) it exceeds $250,000 or (ii) the transferee would be allocated a net loss in excess of $250,000 on a hypothetical sale of our assets for their fair market value immediately after a transfer of the interests at issue. In addition, a basis adjustment is required regardless of whether a Section 754 election is made if we distribute property and have a substantial basis reduction. A substantial basis reduction exists if, on a liquidating distribution of property to a unitholder, there would be a negative basis adjustment to our assets in excess of $250,000 if a Section 754 election were in place.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his Common Units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our unitholders holding interests in us prior to any such offering. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”

The costs we incur in selling our Common Units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The U.S. federal income tax consequences of the ownership and disposition of Common Units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of Common Units equal to the difference between the amount realized and the unitholder’s tax basis for the Common Units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of Common Units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a Common Unit and, therefore, decreased a unitholder’s tax basis in that Common Unit will, in effect, become taxable income if the Common Unit is sold at a price greater than the unitholder’s tax basis in that Common Unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in Common Units, on the sale or exchange of a Common Unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of Common Units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to “unrealized receivables,” including potential recapture items such as depreciation recapture, or to “inventory items” we own. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the sale of a Common Unit and may be recognized even if there is a net taxable loss realized on the sale of a Common Unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of

Common Units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Ordinary income recognized by a unitholder on disposition of our Common Units may be reduced by such unitholder’s deduction for qualified business income. Both ordinary income and capital gain recognized on a sale of Common Units may be subject to the NIIT in certain circumstances. Please read “—Tax Consequences of Unit Ownership—Tax Rates.”

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify Common Units transferred with an ascertainable holding period to elect to use the actual holding period of the Common Units transferred. Thus, according to the ruling discussed above, a Common Unitholder will be unable to select high or low basis Common Units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific Common Units sold for purposes of determining the holding period of Common Units transferred. A unitholder electing to use the actual holding period of Common Units transferred must consistently use that identification method for all subsequent sales or exchanges of Common Units. A unitholder considering the purchase of additional Common Units or a sale of Common Units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis in proportion to the number of days in each month and will be subsequently apportioned among our unitholders in proportion to the number of Common Units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus supplement as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among our unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The U.S. Department of Treasury and the IRS have issued Treasury Regulations that permit publicly traded partnerships to use a monthly simplifying convention that is similar to ours, but they do not specifically authorize all aspects of the proration method we have adopted. Accordingly, Latham & Watkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter through the month of disposition but will not be entitled to receive that cash distribution.

Notification Requirements

A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” We depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under “—Tax Consequences of Unit Ownership—Section 754 Election,” Latham & Watkins LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a foreign person, you should consult your tax advisor before investing in our Common Units.

Employee benefit plans and most other organizations exempt from federal income tax, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it. Further, a tax-exempt organization with more than one unrelated trade or business (including by attribution from investments in a partnership, such as us, that is engaged in one or more unrelated trades or businesses) must compute its unrelated business taxable income separately for each such trade or business, including for purposes of determining any net operating loss deduction. As a result, it may not be possible for tax-exempt organizations to use losses from an investment in us to offset taxable income from another unrelated trade or business.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay U.S. federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign Common Unitholder who sells or otherwise disposes of a Common Unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign Common Unitholder. Gain on the sale or disposition of a Common Unit will be treated as effectively connected with a U.S. trade or business to the extent that a foreign unitholder would recognize gain effectively connected with a U.S. trade or business upon the hypothetical sale of our assets at fair market value on the date of the sale or exchange of that unit. Such gain shall be reduced by certain amounts treated as effectively connected with a U.S. trade or business attributable to certain real property interests, as set forth in the following paragraph.

Under the Foreign Investment in Real Property Tax Act, a foreign Common Unitholder (other than certain “qualified foreign pension funds” (or an entity all of the interests of which are held by such a qualified foreign pension fund), which generally are entities or arrangements that are established and regulated by foreign law to provide retirement or other pension benefits to employees, do not have a single participant or beneficiary that is entitled to more than 5% of the assets or income of the entity or arrangement and are subject to certain preferential tax treatment under the laws of the applicable foreign country) generally will be subject to U.S. federal income tax upon the sale or disposition of a Common Unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our Common Units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the Common Units or the five-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign Common Unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their units.

Upon the sale, exchange or other disposition of a Common Unit by a foreign Common Unitholder, the transferee is generally required to withhold 10% of the amount realized on such sale, exchange or other disposition if any portion of the gain on such sale, exchange or other disposition would be treated as effectively connected with a U.S. trade or business. The U.S. Department of the Treasury and the IRS have recently issued final regulations providing guidance on the application of these rules for transfers of certain publicly traded partnership interests, including transfers of our Common Units. Under these regulations, the “amount realized” on a transfer of our Common Units will generally be the amount of gross proceeds paid to the broker effecting the applicable transfer on behalf of the transferor, and such broker will generally be responsible for the relevant withholding obligations. Quarterly distributions made to our foreign Common Unitholders may also be subject to withholding under these rules to the extent a portion of a distribution is attributable to an amount in excess of our cumulative net income that has not previously been distributed. The U.S. Department of the Treasury and the IRS have provided that these rules will generally not apply to transfers of, or distributions on, our Common Units occurring before January 1, 2022. Prospective foreign Common Unitholders should consult their tax advisors regarding the impact of these rules on an investment in our Common Units.

Additional withholding requirements may also affect certain foreign Common Unitholders. Please read “—Administrative Matters—Additional Withholding Requirements.”

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Latham & Watkins LLP can assure prospective Common Unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the Common Units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. For taxable years beginning on or before December 31, 2017, the Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

For such taxable years, the Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Pursuant to the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties and interest, our cash available for distribution to our Common Unitholders might be substantially reduced.

Additionally, pursuant to the Bipartisan Budget Act of 2015, the Internal Revenue Code no longer requires that we designate a Tax Matters Partner. Instead, for taxable years beginning after December 31, 2017, we are required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The Partnership Representative has the sole authority to act on our behalf for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS. If we do not make such a designation, the IRS can select any person as the Partnership Representative. We have designated our general partner as our Partnership Representative. Further, any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of our unitholders.

Additional Withholding Requirements

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Internal Revenue Code) and certain other foreign entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”), or subject to the proposed Treasury Regulations discussed below, gross proceeds from the sale or other disposition of any property of a type that can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Internal Revenue Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.

These rules generally apply to payments of FDAP Income currently and, while these rules generally would have applied to payments of relevant Gross Proceeds made on or after January 1, 2019, recently proposed Treasury Regulations eliminate these withholding taxes on payments of Gross Proceeds entirely. Unitholders generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Thus, to the extent we have FDAP Income that is not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Other Investors”), unitholders who are foreign financial institutions or certain other foreign entities, or persons that hold their Common Units through such foreign entities, may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

Prospective Common Unitholders should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our Common Units.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

•	a person who is not a U.S. person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•

specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $280 per failure, up to a maximum of $3,426,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

Certain penalties may be imposed on taxpayers as a result of an underpayment of tax that is attributable to one or more specified causes, including: (i) negligence or disregard of rules or regulations, (ii) substantial understatements of income tax, (iii) substantial valuation misstatements and (iv) the disallowance of claimed tax benefits by reason of a transaction lacking economic substance or failing to meet the requirements of any similar rule of law. Except with respect to the disallowance of claimed tax benefits by reason of a transaction lacking economic substance or failing to meet the requirements of any similar rule of law, however, no penalty will be imposed for any portion of any such underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

With respect to substantial understatements of income tax, the amount of any understatement subject to penalty generally is reduced by that portion of the understatement that is attributable to a position adopted on the return: (A) for which there is, or was, “substantial authority”; or (B) as to which there is a reasonable basis and the relevant facts of that position are adequately disclosed on the return. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must adequately disclose the relevant facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty.

Recent Legislative Developments

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our Common Units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress and the President propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships, including the elimination of partnership tax treatment for publicly traded partnerships.

Any modification to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for federal income tax purposes. Please read “—Partnership Status.” We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our Common Units.

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you will likely be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective Common Unitholder should consider their potential impact on his investment in us. We currently own property or do business in many states. Several of these states impose a personal income tax on individuals; certain of these states also impose an income tax on corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership—Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective Common Unitholder is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state tax, local tax, alternative minimum tax or foreign tax consequences of an investment in us.

UNDERWRITING

BofA Securities, Inc. is acting as the sole underwriter in this offering. Subject to the terms and conditions set forth in an underwriting agreement among us, our general partner, the selling unitholder and the underwriter, the selling unitholder has agreed to sell to the underwriter, and the underwriter has agreed to purchase from the selling unitholder, 10,000,000 Common Units.

Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase all of the Common Units sold under the underwriting agreement if any of the Common Units are purchased.

We and the selling unitholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act and the Exchange Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the Common Units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by its counsel, including the validity of the Common Units, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer’s certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriter is purchasing the Common Units from the selling unitholder at $17.25 per unit (which will result in approximately $172.5 million of aggregate proceeds to the selling unitholder, or approximately $198.4 million if the underwriter’s option to purchase additional Common Units described below is exercised in full). The underwriter may offer the Common Units from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the Common Units offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling Common Units to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and / or purchasers of Common Units for whom they may act as agents or to whom they may sell as principal.

The expenses of the offering, not including the underwriting discount, are estimated at $150,000 and are payable by us.

Option to Purchase Additional Common Units

The selling unitholder has granted an option to the underwriter, exercisable for 30 days after the date of this prospectus, to purchase up to 1,500,000 additional Common Units at the public offering price, less the underwriting discount.

No Sales of Similar Securities

We, the selling unitholder and certain of our executive officers and our directors have agreed not to sell or transfer any Common Units or securities convertible into, exchangeable for, exercisable for, or repayable with Common Units, for 45 days after the date of this prospectus supplement without first obtaining the written consent of BofA Securities, Inc. Specifically, we and these other persons have agreed, as applicable, with certain limited exceptions, not to directly or indirectly:

•

(i) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future

of) any Common Units or securities convertible into, or exchangeable for Common Units, and (ii) in the case of us and our general partner, sell or grant options, rights or warrants with respect to any Common Units or securities convertible into or exchangeable for Common Units (other than the grant of awards pursuant to the Western Gas Partners, LP 2008 Long-Term Incentive Plan or the Western Midstream Partners, LP 2021 Long-Term Incentive Plan, provided that the underwriter has received lock-up agreements from the recipient of such awards);

•

enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such Common Units, whether any such transaction is to be settled by delivery of Common Units or other securities, in cash or otherwise; or

•	publicly disclose the intention to do any of the foregoing, in each case without the prior written consent of the underwriter.

This lock-up provision applies to Common Units and to securities convertible into or exchangeable or exercisable for or repayable with Common Units. It also applies to Common Units owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

The Common Units are listed on the NYSE under the symbol “WES.”

Price Stabilization, Short Positions

Until the distribution of the Common Units is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Common Units. However, the underwriter may engage in transactions that stabilize the price of the Common Units, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriter may purchase and sell our Common Units in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter of a greater number of Common Units than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional Common Units described above. The underwriter may close out any covered short position by either exercising its option to purchase additional Common Units or purchasing Common Units in the open market. In determining the source of Common Units to close out the covered short position, the underwriter will consider, among other things, the price of Common Units available for purchase in the open market as compared to the price at which they may purchase units through the option granted to it. “Naked” short sales are sales in excess of such option. The underwriter must close out any naked short position by purchasing Common Units in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our Common Units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Common Units made by the underwriter in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Common Units or preventing or retarding a decline in the market price of our Common Units. As a result, the price of our Common Units may be higher than the price that might otherwise exist in the open market. The underwriter may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Common Units. In addition, neither we nor the selling unitholder nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, the underwriter or certain securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

In the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Common Units may only be made to persons (the “Exempt Investors”), who are:

(a)

“sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act; and

(b)	“wholesale clients” (within the meaning of section 761G of the Corporations Act),

so that it is lawful to offer the Common Units without disclosure to investors under Chapters 6D and 7 of the Corporations Act.

The Common Units applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapters 6D and 7 of the Corporations Act would not be required pursuant to an exemption under both section 708 and Subdivision B of Division 2 of Part 7.9 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapters 6D and 7 of the Corporations Act. Any person acquiring Common Units must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

European Economic Area and the United Kingdom

The Common Units are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Common Units or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the Common Units or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of Common Units in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Common Units. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in Germany

This prospectus supplement has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht — BaFin) nor any other German authority has been notified of the intention to distribute the Common Units in Germany. Consequently, the Common Units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the Common Units to the public in Germany or any other means of public marketing. The Common Units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

This offering of our Common Units does not constitute an offer to buy or the solicitation or an offer to sell the Common Units in any circumstances in which such offer or solicitation is unlawful.

Notice to Prospective Investors in Hong Kong

No advertisement, invitation or document relating to the Common Units has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Common Units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in the Netherlands

The Common Units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in Switzerland

This prospectus supplement is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus supplement is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. The Common Units are not being offered to the public in Switzerland, and neither this prospectus supplement, nor any other offering materials relating to the Common Units may be distributed in connection with any such public offering.

We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 (“CISA”). Accordingly, the Common Units may not be offered to the public in or from Switzerland, and neither this prospectus supplement, nor any other offering materials relating to the Common Units may be made available through a public offering in or from Switzerland. The Common Units may only be offered and this prospectus supplement may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

Notice to Prospective Investors in the United Kingdom

Our partnership may constitute a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000 (“FSMA”) that is not a “recognised collective investment scheme” for the purposes of FSMA (“CIS”) and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus supplement is only being distributed in the United Kingdom to, and is only directed at:

(i)

if we are a CIS and are marketed by a person who is an authorised person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

(ii)

otherwise, if marketed by a person who is not an authorised person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”) or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

(iii)

in both cases (i) and (ii) to any other person to whom it may otherwise lawfully be made, (all such persons together being referred to as “relevant persons”). The Common Units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Common Units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any Common Units which are the subject of the offering contemplated by this prospectus supplement will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us.

LEGAL MATTERS

The validity of the Common Units offered hereby by the selling unitholder and certain other legal matters will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Certain legal matters in connection with the Common Units offered hereby will be passed upon for the underwriter by Gibson, Dunn & Crutcher LLP, Houston, Texas. Certain legal matters will be passed upon for the selling unitholder by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The audited consolidated financial statements of Western Midstream Partners, LP and subsidiaries, as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

We have made in this prospectus supplement and the accompanying base prospectus and in the reports and documents incorporated by reference herein and therein, and may from time to time make in other public filings, press releases and statements by management, forward-looking statements, including statements concerning our operations, economic performance, and financial condition. These forward-looking statements may include statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should,” “could,” “may,” “will,” “potential,” “possible,” or similar expressions or variations on such expressions. These statements discuss future expectations, contain projections of results of operations or financial condition or include other “forward-looking” information.

Although we and our general partner believe that the expectations reflected in our forward-looking statements are reasonable, neither we nor our general partner can provide any assurance that such expectations will prove correct. These forward-looking statements involve risks and uncertainties. Important factors that could cause actual results to differ materially from expectations include, without limitation, those discussed in the section entitled “Risk Factors” included in our 2020 Annual Report on Form 10-K, and the following:

•	our ability to pay distributions to our unitholders;

•	our assumptions about the energy market;

•	future throughput (including Occidental production) that is gathered or processed by, or transported through our assets;

•	our operating results;

•	competitive conditions;

•	technology;

•	the availability of capital resources to fund acquisitions, capital expenditures, and other contractual obligations, and our ability to access financing through the debt or equity capital markets;

•	the supply of, demand for, and price of, oil, natural gas, NGLs, and related products or services;

•	commodity-price risks inherent in percent-of-proceeds, percent-of-product, and keep-whole contracts;

•	weather and natural disasters;

•	inflation;

•	the availability of goods and services;

•	general economic conditions, internationally, domestically, or in the jurisdictions in which we are doing business;

•

federal, state, and local laws and state-approved voter ballot initiatives, including those laws or ballot initiatives that limit producers’ hydraulic-fracturing activities or other oil and natural-gas development or operations;

•	environmental liabilities;

•	legislative or regulatory changes, including changes affecting our status as a partnership for federal income tax purposes;

•	changes in the financial or operational condition of Occidental;

•	the creditworthiness of Occidental or our other counterparties, including financial institutions, operating partners, and other parties;

•	changes in Occidental’s capital program, corporate strategy, or other desired areas of focus;

•	our commitments to capital projects;

•	our ability to access liquidity under our revolving credit facility;

•	our ability to repay debt;

•

our ability to meet financial guidance or distribution expectations and any impact on such guidance and expectations that may result from disruptions caused by Winter Storm Uri or the recent blizzard in the state of Colorado or resolution of litigation or other disputes;

•

conflicts of interest among us, our general partner and its related parties, including Occidental, with respect to, among other things, the allocation of capital and operational and administrative costs, and our future business opportunities;

•	our ability to maintain and/or obtain rights to operate our assets on land owned by third parties;

•	our ability to acquire assets on acceptable terms from third parties;

•	non-payment or non-performance of significant customers, including under gathering, processing, transportation, and disposal agreements;

•	the timing, amount, and terms of future issuances of equity and debt securities;

•

the outcome of pending and future regulatory, legislative, or other proceedings or investigations, and continued or additional disruptions in operations that may occur as we and our customers comply with any regulatory orders or other state or local changes in laws or regulations; and

•	other factors described in the sections entitled “Risk Factors” included in this prospectus supplement and in our filings with the SEC, incorporated herein by reference.

Any of these risk factors and other factors noted throughout or incorporated by reference in this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Moreover, the effects of the COVID-19 pandemic may give rise to risks that are currently unknown or amplify the risks associated with many of the factors summarized above or discussed in this prospectus supplement or our Form 10-K for the year ended December 31, 2020.

Common Units are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses. We urge you to carefully consider the risks and all of the other information included in this prospectus supplement in evaluating an investment in our Common Units.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports with and furnish other information to the SEC. Our SEC filings are available at the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information from other documents we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement. Information that we file later with the SEC will automatically update and may replace information in this prospectus supplement and information previously filed with the SEC. We incorporate by reference into this prospectus supplement and the base prospectus the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished rather than filed), after the date of this prospectus supplement and until the termination of this offering:

•	WES’s Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 26, 2021;

•	WES’s Current Reports on Form 8-K filed on March 22, 2021; and

•

the description of WES’s Common Units contained in its registration statement on Form 8-A (File No. 001-35753) filed on December 5, 2012, and any subsequent amendment thereto filed for the purpose of updating such description.

You may obtain any of the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus from the SEC through the SEC’s website at the address provided above. You may request a copy of any document incorporated by reference into this prospectus (including exhibits to those documents specifically incorporated by reference in this prospectus supplement), at no cost, by visiting our website at http://www.westernmidstream.com, or by writing or calling us at the following address:

Investor Relations

Western Midstream Partners, LP

9950 Woodloch Forest Drive, Suite 2800

The Woodlands, Texas 77380

Telephone: (832) 636-1009

The information contained on our website is not part of this prospectus supplement or the accompanying base prospectus.

PROSPECTUS

WESTERN GAS EQUITY PARTNERS, LP

50,000,000 Common Units

The securities to be offered and sold using this prospectus are currently issued and outstanding common units representing limited partner interests in Western Gas Equity Partners, LP. The selling unitholder named in this prospectus may from time to time, in one or more offerings, offer and sell up to 50,000,000 common units. These common units were issued to the selling unitholder in connection with our initial public offering. For a more detailed discussion of the selling unitholder, please read “Selling Unitholder.”

The selling unitholder may sell these common units through ordinary brokerage transactions, directly to market makers or through any other means described in the section of this prospectus entitled “Plan of Distribution,” including through sales to dealers or underwriters (in which case this prospectus will be accompanied by a prospectus supplement listing any underwriters, the compensation to be received by the underwriters, and the total amount of money that the selling unitholder will receive in such sale after expenses of the offering are paid).

The selling unitholder may elect to sell all, a portion or none of the common units it offers hereby. The selling unitholder will determine the prices and terms of the sales at the time of each offering made by it, and will be responsible for any fees, discounts or selling commissions due to brokers, dealers or agents. The selling unitholder has agreed to reimburse us for all of the other offering expenses. We will not receive any of the proceeds from any sale of the common units sold pursuant to this prospectus.

This prospectus describes only the general terms of the common units and the general manner in which the selling unitholder will offer the common units. A prospectus supplement may describe the specific manner in which the selling unitholder will offer the securities and also may add to, update or change information contained in this prospectus. In making offers and sales pursuant to this prospectus, the selling unitholder is deemed to be acting as an underwriter, and its offers and sales are deemed to be made indirectly on our behalf.

Our common units are traded on the New York Stock Exchange under the symbol “WGP.”

You should read this prospectus and any prospectus supplement carefully before you invest. You should also read the documents we refer to in the “Where You Can Find More Information” section of this prospectus for information on us and our financial statements.

Investing in our securities involves risks. You should carefully consider each of the factors described under “Risk Factors,” which begin on page 2 of this prospectus, before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 14, 2016.

You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell, nor a solicitation of an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each such document, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus, including any information incorporated by reference herein, is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling unitholder may, from time to time, offer and sell up to the number of common units set forth on the cover of this prospectus in one or more offerings. This prospectus provides you with a general description of us and the common units offered by the selling unitholder under this prospectus.

Each time the selling unitholder sells common units with this prospectus, the selling unitholder is required to provide you with this prospectus and any related prospectus supplement containing specific information about the terms of that offering. A prospectus supplement may also add to, update or change information in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. If there is any inconsistency between the information in this prospectus and any prospectus supplement, the information in the prospectus supplement will control.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under the heading “Where You Can Find More Information.”

Unless the context otherwise requires, in this prospectus (i) “WGP,” “we,” “us,” “our” and like terms refer to Western Gas Equity Partners, LP in its individual capacity or to Western Gas Equity Partners, LP and its

i

consolidated subsidiaries collectively, as the context requires; (ii) our “general partner” refers to Western Gas Equity Holdings, LLC, the general partner of Western Gas Equity Partners, LP; (iii) “WES” refers to Western Gas Partners, LP in its individual capacity or to Western Gas Partners, LP and its subsidiaries collectively, as the context requires; (iv)“WES GP” refers to Western Gas Holdings, LLC, our wholly owned subsidiary and the general partner of WES; and (v) “Anadarko” refers to Anadarko Petroleum Corporation and its consolidated subsidiaries, excluding us and our general partner.

ii

ABOUT WESTERN GAS EQUITY PARTNERS, LP

We are a Delaware master limited partnership (NYSE: WGP) formed in September 2012 to own three types of partnership interests in Western Gas Partners, LP, a Delaware master limited partnership (NYSE: WES). WES was formed by Anadarko Petroleum Corporation (NYSE: APC) to acquire, own, develop and operate midstream energy assets.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made in this prospectus and in the reports and documents incorporated by reference herein, and may from time to time make in other public filings, press releases and statements by management, forward-looking statements concerning our and WES’s operations, economic performance and financial condition. These forward-looking statements include statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations of such expressions. These statements discuss future expectations, contain projections of results of operations or financial condition or include other “forward-looking” information.

Although we and our general partner believe that the expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give any assurance that such expectations will prove to have been correct. These forward-looking statements involve risks and uncertainties. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following:

•	our ability to pay distributions to our unitholders;

•	our expected receipt of, and the amounts of, distributions from WES;

•	WES’s and Anadarko’s assumptions about the energy market;

•	WES’s future throughput, including Anadarko’s production, which is gathered or processed by or transported through WES’s assets;

•	operating results of WES;

•	competitive conditions;

•	technology;

•

the availability of capital resources to fund acquisitions, capital expenditures and other contractual obligations of WES, and WES’s ability to access those resources from Anadarko or through the debt or equity capital markets;

•	supply of, demand for, and the price of, oil, natural gas, natural gas liquids (“NGLs”) and related products or services;

•	weather and natural disasters;

•	inflation;

•	the availability of goods and services;

•	general economic conditions, either internationally or domestically or in the jurisdictions in which WES is doing business;

•	federal, state and local laws, including those that limit Anadarko’s and other producers’ hydraulic fracturing or other oil and natural gas operations;

•	environmental liabilities;

•	legislative or regulatory changes, including changes affecting our or WES’s status as a partnership for federal income tax purposes;

•	changes in the financial or operational condition of WES or Anadarko;

•	the creditworthiness of Anadarko or WES’s other counterparties, including financial institutions, operating partners and other parties;

•	changes in WES’s or Anadarko’s capital program, strategy or desired areas of focus;

•	WES’s commitments to capital projects;

•	WES’s ability to use its senior unsecured revolving credit facility;

•	our and WES’s ability to repay debt;

•

WES’s ability to mitigate exposure to the commodity price risks inherent in its percent-of-proceeds and keep-whole contracts through the extension of its commodity price swap agreements with Anadarko, or otherwise;

•	conflicts of interest among WES, WES GP, WGP and WGP GP, and affiliates, including Anadarko;

•	WES’s ability to maintain and/or obtain rights to operate its assets on land owned by third parties;

•	our or WES’s ability to acquire assets on acceptable terms;

•

non-payment or non-performance of Anadarko or WES’s other significant customers, including under WES’s gathering, processing and transportation agreements and its $260.0 million note receivable from Anadarko;

•	the timing, amount and terms of our or WES’s future issuances of equity and debt securities; and

•

other factors discussed below, in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates” included in our most recent Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are incorporated by reference herein and in our other public filings and press releases.

The risk factors and other factors noted throughout or incorporated by reference in this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in our common units involves a high degree of risk. Specifically, our common units are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Before you invest in our securities, you should carefully consider the risk factors included in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are incorporated herein by reference and those that may be described in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference herein or therein.

If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations or cash flow could be materially adversely affected. In that case, our ability to make distributions to our unitholders may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common units by the selling unitholders.

DESCRIPTION OF COMMON UNITS

Please see our registration statement on Form 8-A (File No. 001-35753) filed on December 5, 2012 (together with any amendments thereto and the other documents incorporated by reference therein), which is incorporated by reference herein, for a description of our common units, our cash distribution policy and our partnership agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective common unitholders and is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective common unitholder to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to “we” or “us” are references to Western Gas Equity Partners, LP.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. insofar as they related to matters of U.S. federal income tax law and are based on the accuracy of representations made by us and by WES to them for this purpose. However, this section does not address all federal income tax matters that affect us or our common unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on common unitholders who are individual citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, and who hold common units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships, entities treated as partnerships for federal income tax purposes, estates, trusts, non-resident aliens or other common unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each common unitholder to consult such unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences that are particular to that unitholder resulting from ownership or disposition of its units and potential changes in applicable tax laws.

No ruling has been or will be requested from the IRS regarding any matter affecting us. Instead, we are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the Internal Revenue Service (“IRS”) or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our units and the prices at which such units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our common unitholders because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a common unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “—Tax Consequences of

Unit Ownership—Treatment of Securities Loans”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Taxation of the Partnership

Partnership Status

We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for entity-level federal income taxes. Instead, as described below, each of our common unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the common unitholder had earned such income directly, even if we make no cash distributions to the common unitholder.

Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation, storage, and marketing of certain natural resources, including crude oil, natural gas and products thereof (including NGLs), as well as other types of income, such as interest (other than from a financial business), dividends, gains from the sale of real property, gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income, and our allocable share of such income from WES.

We estimate that less than 2% of our current gross income is not qualifying income; however, this estimate could change from time to time.

Based upon factual representations made by us, by WES, and by our general partner, Vinson & Elkins L.L.P. is of the opinion that we and WES will each be treated as a partnership for federal income tax purposes, and each of our and WES’s partnership or limited liability company subsidiaries will be treated as a partnership or will be disregarded as an entity separate from us or WES, as applicable, for federal income tax purposes. The representations made by us, by WES and by our general partner upon which Vinson & Elkins L.L.P. has relied in rendering its opinion include, without limitation:

(a)	Neither we nor WES nor any of our or WES’s partnership or limited liability company subsidiaries has elected to be treated as a corporation for federal income tax purposes;

(b)

For each taxable year, more than 90% of our and WES’s gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code; and

(c)

Each hedging transaction that we treat or WES treats as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, natural gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined result in qualifying income.

We believe that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our common unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our common unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our common unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress and the President propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the Qualifying Income Exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes.

In addition, the IRS has issued proposed regulations regarding qualifying income under Section 7704(d)(1)(E) of the Code (the “Proposed Regulations”). We do not believe the Proposed Regulations affect our ability to qualify as a publicly traded partnership. However, there are no assurances that final regulations will not include changes that interpret Section 7704(d)(1)(E) in a manner that is contrary to the Proposed Regulations, which could modify the amount of our gross income that we are able to treat as qualifying income for the purposes of the Qualifying Income Exception. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our common unitholders. Moreover, if WES were taxable as a corporation in any given year, our share of WES’s items of income, gain, loss and deduction would generally not be passed through to us, and WES would be subject to tax on its income at corporate rates. In addition, any distribution made to a common unitholder (or by WES to us, as applicable) would be treated as (i) a taxable dividend to the extent of our current and accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the common unitholder’s tax basis in our units (or, if applicable, our tax basis in our interest in WES), and thereafter (iii) taxable capital gain. Accordingly, taxation of us or of WES as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we and WES will each be treated as a partnership for federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

Common unitholders who are admitted as limited partners of the partnership as well as common unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of the partnership for federal income tax purposes. For a discussion related to the risks of losing partner status as a result of securities loans, please read “— Treatment of Securities Loans.” Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under their particular circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our common unitholders, we will not pay any federal income tax. Rather, each common unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a common unitholder even if that unitholder has not received a cash distribution.

Basis of Units

A common unitholder’s tax basis in its units initially will be the amount paid for those units increased by the unitholder’s initial allocable share of our “nonrecourse liabilities” (liabilities for which no partner bears the economic risk of loss). That basis generally will be (i) increased by the unitholder’s share of our income and any increases in such unitholder’s share of our nonrecourse liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of our losses, and any decreases in the unitholder’s share of our nonrecourse liabilities and its share of our expenditures that are neither deductible nor required to be capitalized. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Treatment of Distributions

Distributions made by us to a common unitholder generally will not be taxable to the common unitholder, unless such distributions exceed the unitholder’s tax basis in its common units, in which case the unitholder generally will recognize gain taxable in the manner described below under “—Disposition of Units.”

Any reduction in a unitholder’s share of our nonrecourse liabilities will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional units may decrease the unitholder’s share of our liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of our profits. Please read “—Disposition of Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our liabilities described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation and depletion recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

A common unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder’s tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a common unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used, and will not be available to offset a unitholder’s salary or active business income.

In addition to the basis and at risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive loss rules generally are applied after other applicable limitations on deductions, including the at risk and basis limitations.

The passive loss rules are required to be applied separately with respect to items attributable to each separate publicly traded partnership. The application of this requirement to a WGP unitholder who is also a WES unitholder is uncertain. It is possible that amounts allocated to a WGP unitholder that are attributable to WGP’s interest in WES may be combined with amounts allocated directly to a WES unitholder. Alternatively, such amounts may need to be treated as attributable to interests in separate publicly traded partnerships. If you hold interest in both WGP and WES, you should consult your own tax advisor regarding the application of the passive loss rules.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” generally is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness allocable to property held for investment;

•	interest expense allocated against portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

The computation of a common unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Net investment income generally does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A common unitholder’s share of a publicly traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former common unitholder, we are authorized to treat the payment as a distribution of cash to the relevant unitholder. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a common unitholder, in which event the common unitholder may be entitled to claim a refund of the overpayment amount. Common unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

Our items of income, gain, loss and deduction generally will be allocated among our common unitholders in accordance with their percentage interests in us. At any time that incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a “Book-Tax Disparity”). As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of the partner’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the partner’s relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations of income, gain, loss or deduction under our partnership agreement will be given effect for federal income tax purposes.

Treatment of Securities Loans

A unitholder whose units are loaned (for example, a loan to a “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to consult their own tax advisors and to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax (“NIIT”) applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a common unitholder’s allocable share of our income and gain realized by a common unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the common unitholder’s net investment income from all investments, or (ii) the amount by which the common unitholder’s modified adjusted gross income exceeds $250,000 (if the common unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We have made the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our units under Section 743(b) of the Code. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to each purchaser of common units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us.

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read “—Uniformity of Units.”

The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder’s tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets or the assets owned by WES subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each common unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a common unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of our or WES’s assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. If we or WES dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation and depletion deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own or WES owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

The costs we incur in offering and selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the tax bases of our or WES’s assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by common unitholders could change, and common unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

A common unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder’s amount realized and tax basis in the units sold. A common unitholder’s amount realized generally will equal the sum of the cash and the fair market value of other property it receives plus its share of our nonrecourse liabilities with respect to the units sold. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a common unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation or depletion recapture and our “inventory items,” regardless of whether such inventory item is substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year. Both ordinary income and capital gain recognized may be subject to the NIIT in certain circumstances. Please read “—-Tax Consequences of Unit Ownership—Tax Rates.”

For purposes of calculating gain or loss on the sale of units, the unitholder’s adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its units for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling common unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed in the paragraph above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of the units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the common unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the common unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a common unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued final Treasury Regulations pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. The Partnership is currently evaluating these regulations, which apply beginning with our taxable year that begins on January 1, 2016. Nonetheless, the regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor common unitholders. If our method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the common unitholder’s interest, our taxable income or losses could be reallocated among the common unitholders. We are authorized to revise our method of allocation between transferee and transferor common unitholders, as well as among common unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A common unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A common unitholder who sells or purchases any units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have “constructively” terminated as a partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Anadarko currently owns more than 50% of the total interests in our capital and profits. Therefore, a transfer of all or a portion of Anadarko’s indirect interests in us could result in a termination of our partnership for federal income tax purposes. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a common unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such common unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year thereby increasing our administration and tax preparation costs. However, pursuant to an IRS relief procedure, the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation and thus increase the taxable income allocable to unitholders. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing partnership as opposed to a terminating partnership.

Uniformity of Units

Because we cannot match transferors and transferees of units and other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.

A common unitholder’s basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss” above and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans and other tax-exempt organizations as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or non-U.S. unitholders should consult their tax advisors before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

Non-U.S. unitholders are taxed by the United States on income effectively connected with the conduct of a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty will be considered to be engaged in business in the United States because of their ownership of our units. Furthermore, is it probable that they will be deemed to conduct such activities through permanent establishments in the United States within the meaning of applicable tax treaties. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax on their share of our net income or gain in a manner similar to a taxable U.S. unitholder. Moreover, under rules applicable to publicly traded partnerships, distributions to non-U.S. unitholders are subject to withholding at the highest applicable effective tax rate. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E, or applicable substitute form in order to obtain credit for these withholding taxes.

In addition, because a non-U.S. unitholder classified as a corporation will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s effectively connected earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A non-U.S. unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Under a ruling published by the IRS interpreting the scope of “effectively connected income,” gain recognized by a non-U.S. person from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be effectively connected with a U.S. trade or business. Thus, part or all of a non-U.S. unitholder’s gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a non-U.S. unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or indirectly constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate (including land, improvements, and certain associated personal property) and interests in certain entities holding U.S. real estate) at any time during the shorter of the period during which such unitholder held the units or the five-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, non-U.S. unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each common unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each common unitholder’s share of income, gain, loss and deduction. We cannot assure our common unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective common unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each common unitholder to adjust a prior year’s tax liability and may result in an audit of the unitholder’s own return. Any audit of a common unitholder’s return could result in adjustments unrelated to our returns.

Publicly traded partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes, and our partnership agreement designates our general partner.

The Tax Matters Partner has made and will make some elections on our behalf and on behalf of common unitholders. The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against common unitholders for items in our returns. The Tax Matters Partner may bind a common unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that common unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the common unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any common unitholder having at least a 1% interest in profits or by any group of common unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each common unitholder with an interest in the outcome may participate in that action.

A common unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a common unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2)	a statement regarding whether the beneficial owner is:

(a)	a non-U.S. person;

(b)	a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(c)	a tax-exempt entity;

(3)	the amount and description of units held, acquired or transferred for the beneficial owner; and

(4)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $250 per failure, up to a maximum of $3 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

Certain penalties may be imposed on taxpayers as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of any such underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. Penalties may also be imposed for engaging in transactions without economic substance. We do not anticipate engaging in transactions without economic substance or otherwise participating in transactions that would subject our unitholders to accuracy-related penalties.

State, Local, Non-U.S. and Other Tax Considerations

In addition to federal income taxes, common unitholders may be subject to other taxes, including state and local and non-U.S. income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we or WES conduct business or own property or in which the common unitholder is a resident. Moreover, we or WES may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective common unitholder should consider their potential impact on its investment in us.

Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.

It is the responsibility of each common unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of its investment in us. We strongly recommend that each prospective common unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each common unitholder to file all state, local, and non-U.S., as well as U.S. federal tax returns that may be required of it. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

INVESTMENT IN OUR COMMON UNITS BY EMPLOYEE BENEFIT PLANS

The following is a summary of certain considerations associated with investment in our common units by employee benefit plans that are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as well as the prohibited transaction restrictions imposed by Section 4975 of the Code, and may be subject to provisions under certain other laws or regulations that are similar to ERISA or the Code (collectively, “Similar Laws”). As used herein, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing, and stock bonus plans, certain Keogh plans, certain simplified employee pension plans, and tax-deferred annuities, individual retirement accounts (“IRAs”) and other arrangements established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements.

This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete and future legislation, court decisions, administrative regulations, rulings or pronouncements could significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

Governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as defined in Section 4(b)(4) of ERISA), while generally not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state or other federal or non-U.S. laws that are substantially similar to ERISA and the Code. Fiduciaries of any such Plans should consult with their counsel before acquiring our common units.

In considering an investment in our common units with any portion of the assets of an employee benefit plan, a fiduciary of the employee benefit plan should consider, among other things, whether the investment is in accordance with the documents and instruments governing the employee benefit plan and the applicable provisions of ERISA, the Code or any applicable Similar Law relating to the fiduciary’s duties to the employee benefit plan, including, without limitation:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether in making the investment, the employee benefit plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•

whether making the investment will comply with the delegation of control and prohibited transaction provisions under Section 406 of ERISA, Section 4975 of the Code and other applicable Similar Laws (see the discussion under “—Prohibited Transaction Issues” below);

•

whether, in making the investment, the employee benefit plan will be considered to hold, as plan assets, (1) only the investment in our common units or (2) an undivided interest in our underlying assets (see the discussion under “—Plan Asset Issues” below); and

•

whether the investment will result in recognition of unrelated business taxable income by the employee benefit plan and, if so, the potential after-tax investment return. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors.”

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans (and certain IRAs that are not considered part of an employee benefit plan) from engaging in specified transactions involving “plan assets” with parties that, with respect to the employee benefit plan or IRA, are “parties in interest” under ERISA or “disqualified persons” under the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code.

Plan Asset Issues

In addition to considering whether the purchase of our common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our common units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws. In addition, if our assets are deemed to be “plan assets” under ERISA, this would result, among other things, in (a) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (b) the possibility that certain transaction in which we seek to engage could constitute “prohibited transaction” under the Code, ERISA and any other applicable Similar Laws.

The Department of Labor regulations, as modified by Section 3(42) of ERISA, provide guidance with respect to whether, in certain circumstances, the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets.” Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(a)

the equity interests acquired by the employee benefit plan are “publicly offered securities” - i.e., the equity interests are part of a class of securities that are widely held by 100 or more investors independent of the issuer and each other, are “freely transferable” (as defined in the applicable Department of Labor regulations) and are either part of a class of securities registered pursuant to certain provisions of the federal securities laws or sold to the employee benefit plan as part of a public offering under certain conditions;

(b)

the entity is an “operating company,” - i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries, or it qualifies as a “venture capital operating company” or a “real estate operating company”; or

(c)

there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the total value of each class of equity interest (disregarding certain interests held by our general partner, its affiliates, and certain other persons who have discretionary authority or control with respect to the assets of the entity or provide investment advice for a fee with respect to such assets) is held by employee benefit plans that are subject to part 4 of Title I of ERISA (which excludes governmental plans and non-electing church plans) and/or Section 4975 of the Code, IRAs and certain other employee benefit plans not subject to ERISA (such as electing church plans).

The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Code and applicable Similar Laws is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. In light of the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed on persons involved in non-exempt prohibited transactions or other violations, plan fiduciaries contemplating a purchase of our common units should consult with their own counsel regarding the consequences of such purchase under ERISA, the Code and Similar Laws. The sale of any common units by or to any employee benefit plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such employee benefit plans generally or any particular employee benefit plan, or that such an investment is appropriate for such employee benefit plans generally or any particular employee benefit plan.

SELLING UNITHOLDER

This prospectus covers the offering for resale from time to time, in one or more offerings, of up to 50,000,000 common units representing limited partner interests in Western Gas Equity Partners, LP, owned by a wholly owned subsidiary of Anadarko Petroleum Corporation, the selling unitholder. These common units were issued to the selling unitholder in connection with our initial public offering on December 12, 2012.

The selling unitholder will determine the prices and terms of the sales at the time of each offering made by it, and will be responsible for any fees, discounts or selling commissions due to brokers, dealers or agents. The selling unitholder has agreed to reimburse us for all of the other offering expenses. We will not receive any of the proceeds from any sale of the common units sold pursuant to this prospectus.

The following table sets forth information relating to the selling unitholder based on information supplied to us by the selling unitholder at or prior to the time of the filing of the registration statement of which this prospectus is a part. We have not sought to verify such information. Information concerning the selling unitholder may change over time, and if necessary, we will supplement this prospectus accordingly. The selling unitholder may hold or acquire at any time common units in addition to those offered by this prospectus and may have acquired additional common units since the date on which the information reflected herein was provided to us. In addition, the selling unitholder may have sold, transferred or otherwise disposed of some or all of its common units since the date on which the information reflected herein was provided to us and may in the future sell, transfer or otherwise dispose of some or all of its common units in private placement transactions exempt from or not subject to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

Name of Selling Unitholder	Common Units Owned Prior to Offering	Common Units Offered in this Offering	Common Units Owned Following this Offering	Percentage of Outstanding Common Units Following this Offering
Anadarko Petroleum Corporation(1)	178,587,365	50,000,000	128,587,365	58.7

(1)

The common units offered hereby are directly or indirectly held by Western Gas Resources, Inc. Anadarko owns Western Gas Resources, Inc., which owns our general partner. Anadarko may, therefore, be deemed to beneficially own any limited partner interests in us held by Western Gas Resources, Inc. Western Gas Resources, Inc. owns a 100% interest in our general partner and a 81.6% limited partner interest in us and may, therefore, also be deemed to own the WES common units held by us. The address for the selling unitholder in this table is 1201 Lake Robbins Drive, The Woodlands, Texas 77380.

In making offers and sales pursuant to this prospectus, the selling unitholder is deemed to be acting as an underwriter, and its offers and sales are deemed to be made indirectly on our behalf.

Our Relationship with the Selling Unitholder

We are a Delaware master limited partnership formed in September 2012 to own three types of partnership interests in WES, a Delaware master limited partnership. WES was formed by Anadarko to acquire, own, develop and operate midstream energy assets. As of September 30, 2016, Anadarko controlled our general partner and held approximately 178,587,365 of our outstanding common units, representing an 81.6% limited partner interest in us.

In connection with our initial public offering in December 2012, we entered into an omnibus agreement with our general partner and Anadarko that governs: (i) our obligation to reimburse Anadarko for expenses incurred or payments made on our behalf in conjunction with Anadarko’s provision of general and administrative services to us, including our public company expenses and general and administrative expenses; (ii) our obligation to pay Anadarko in quarterly installments an administrative services fee of $250,000 per year (subject to an annual increase as described in the omnibus agreement); and (iii) our obligation to reimburse Anadarko for all insurance coverage expenses it incurs or payments it makes with respect to our assets. Our only cash generating assets consist of our partnership interest in WES, and we currently have no independent operations. In addition to the WES common units Anadarko may be deemed to beneficially own, as of September 30, 2016, Anadarko also owned 2,011,380 WES common units and 12,160,424 WES Class C units, which will convert to WES common units on a one-for-one basis on December 31, 2017, unless WES elects to convert such units earlier or Anadarko extends the conversion date.

PLAN OF DISTRIBUTION

The selling unitholder may sell the offered securities in and outside the United States (1) through one or more broker-dealers, (2) through underwriters or (3) directly to investors. A prospectus supplement may set forth the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from the selling unitholder;

•	the net proceeds the selling unitholder will receive from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	the initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

In addition, the selling unitholder may from time to time sell securities in compliance with Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus.

The selling unitholder will fix a price of the securities at:

•	market prices prevailing at the time of any sale under this prospectus;

•	prices related to market prices; or

•	negotiated prices.

The selling unitholder may change the price of the securities offered from time to time.

The selling unitholder will pay or allow distributor’s or seller’s commissions that will not exceed those customary in the types of transactions involved. Broker-dealers may act as agents or may purchase securities as principal and thereafter resell the securities from time to time:

•	in or through one or more transactions or distributions;

•	on the New York Stock Exchange;

•	in the over-the-counter market; or

•	in private transactions.

The selling unitholder may act independently of us in making decisions with respect to the timing, manner and size of each of their sales.

Sale Through Underwriters or Dealers

If the selling unitholder uses underwriters in the sale of the offered securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless the selling unitholder informs you otherwise in any prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. The underwriters may change from time to time the public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If the selling unitholder uses dealers in the sale of securities, the selling unitholder may sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of these securities. The selling unitholder will include in any prospectus supplement the names of the dealers and the terms of the transaction. The distribution of the securities by the selling unitholder may also be effected through the issuance by the selling unitholder or others of derivative securities, including warrants, exchangeable securities, forward delivery contracts and the writing of options.

Direct Sales and Sales Through Agents

The selling unitholder may sell the securities directly. In that event, no underwriters or agents would be involved. The selling unitholder may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The selling unitholder may also sell the securities through agents it designates from time to time. The selling unitholder will describe the terms of any such sales in a prospectus supplement. In the prospectus supplement, the selling unitholder will name any agent involved in the offer or sale of the offered securities, and the selling unitholder will describe any commissions payable by them to the agent. Unless the selling unitholder informs you otherwise in any prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Delayed Delivery Contracts

If the selling unitholder so indicates in a prospectus supplement, the selling unitholder may authorize agents, underwriters or dealers to solicit offers from selected types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. Such prospectus supplement will describe the commission payable for solicitation of those contracts.

Security Interest

From time to time, the selling unitholder may pledge or grant a security interest in some or all of the securities in respect of which this prospectus is delivered. If the selling unitholder defaults in performance of its secured obligations, the pledged or secured parties may offer and sell the securities from time to time by this prospectus. The selling unitholder also may transfer the securities in other circumstances. The number of securities beneficially owned by the selling unitholder will decrease as and when it transfers its securities or defaults in performing obligations secured by the securities. The plan of distribution for the securities offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, distributees, pledgees, affiliates, other secured parties or other successors in interest named in a supplement to this prospectus will be selling unitholders for purposes of this prospectus.

General Information

The selling unitholder may have agreements with firms, agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the firms, agents, dealers or underwriters may be required to make. Such firms, agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us and/or the selling unitholder in the ordinary course of their businesses.

Because the Financial Industry Regulatory Authority, Inc. (“FINRA”) views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Conduct Rules.

During such time as the selling unitholder may be engaged in a distribution of the common units covered by this prospectus, it will be required to comply with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). With exceptions, Regulation M prohibits the selling unitholder, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

The selling unitholder is also legally required to deliver copies of this prospectus in connection with any sale of securities made under this prospectus in accordance with applicable prospectus delivery requirements.

LEGAL MATTERS

The validity of the issuance of, and the material federal income tax considerations regarding, the securities offered hereby will be passed upon for us by Vinson & Elkins L.L.P. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Western Gas Equity Partners, LP and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the effectiveness of internal control over financial reporting as of December 31, 2015, expresses an opinion that Western Gas Equity Partners, LP did not maintain effective internal control over financial reporting as of December 31, 2015 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness has been identified and included in management’s assessment related to an inadequate understanding of generally accepted accounting principles related to impairment by certain individuals and a failure to follow accounting policies, resulting in a triggering event not being identified that would have led to an asset impairment.

WHERE YOU CAN FIND MORE INFORMATION

When we offer to sell common units, we may provide a prospectus supplement that contains specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. This prospectus, together with any applicable prospectus supplement, will include or refer you to all material information relating to each offering.

We have filed a registration statement with the SEC under the Securities Act that registers the offer and sale by the selling unitholder of the securities covered by this prospectus. The registration statement, including the exhibits attached thereto and incorporated by reference therein, contains additional relevant information about us. In addition, we file annual, quarterly and other reports and other information with the SEC (File No. 001-35753). You may read and copy documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the SEC’s public reference room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC’s website at http:// www.sec.gov .

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus and information previously filed with the SEC.

We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC), after the date on which the registration statement of which this prospectus forms a part was initially filed with the SEC and prior to the effectiveness of the registration statement, and all such documents filed after the date of this prospectus until all offerings under such registration statement are completed or terminated:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016, and September 30, 2016;

•	Current Reports on Form 8-K filed on January 28, 2016, March 1, 2016, March 16, 2016, March 28, 2016, June 10, 2016, June 16, 2016, and December 2, 2016, and on Form 8-K/A filed on May 26, 2016; and

•

the description of our common units contained in our registration statement on Form 8-A (File No. 001-35753) filed on December 5, 2012, and any subsequent amendment thereto filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

We make available free of charge on or through our website, http://www.westerngas.com , our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We make our website content available for information purposes only. Information contained on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

You may obtain copies of any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this prospectus), at no cost, by visiting our website at http://www.westerngas.com , or by writing or calling us at the following address:

Investor Relations

Western Gas Equity Partners, LP

1201 Lake Robbins Drive

The Woodlands, Texas 77380-1046

Telephone: (832) 636-6000

10,000,000 Common Units

Western Midstream Partners, LP

Common Units Representing Limited Partner Interests

PROSPECTUS    SUPPLEMENT

BofA Securities

March 22, 2021